UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Lazard Ltd

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Notice of 2016 Annual General Meeting

of Shareholders and Proxy Statement

NOTICE OF 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

Date:	April 19, 2016

Time:	5:30 p.m. Bermuda Time (4:30 pm. Eastern Daylight Time)

Place:	Elbow Beach Hotel 60 South Shore Road Paget PG04, Bermuda

The Notice of Meeting, Proxy Statement and Annual Report on Form 10-K are available free of charge at www.lazard.com/investorrelations

Items of Business

1.	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2019;

2.	Consideration of a non-binding advisory vote regarding executive compensation;

3.	Approval of the Lazard Ltd 2016 French Sub-plan;

4.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration;

5.	Consideration of the non-binding shareholder proposal set forth in the Proxy Statement (if properly presented at the meeting); and

6.	Consideration of any other matters that may properly be brought before the meeting or any adjournment or postponement thereof.

Record Date

Only shareholders of record at the close of business on March 2, 2016 may vote in person or by proxy at the meeting or any adjournment or postponement thereof.

Proxy Statement and Other Materials

The Proxy Statement is being mailed to shareholders on or about March 14, 2016, together with a copy of the Company’s 2015 Annual Report, which includes financial statements for the period ended December 31, 2015 and the related independent auditor’s reports.

Your vote is important. Please exercise your shareholder right to vote.

By order of the Board of Directors,

Scott D. Hoffman
Managing Director, General Counsel and Secretary

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement or in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015. In this Proxy Statement, the terms “we”, “our”, “us”, the “firm”, “Lazard” or the “Company” refer to Lazard Ltd and its subsidiaries, including Lazard Group LLC.

2015 FINANCIAL HIGHLIGHTS

OPERATING REVENUE $2,380M (Record) Up 2% vs 2014

AWARDED COMPENSATION RATIO 55.8% (Financial goal achieved) Held flat to 2014

AWARDED OPERATING MARGIN 25.9% (Record) Up 2% vs 2014

RETURN OF CAPITAL $584M (Financial goal achieved) Up 37% vs 2014

EXECUTIVE COMPENSATION HIGHLIGHTS

We encourage our shareholders to review the section titled “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement for a comprehensive discussion of our executive compensation for 2015.

OUR COMPENSATION PHILOSOPHY

Retain and Attract Talented Individuals	Maintain Compensation Discipline

Pay for Performance	Consistency on Deferrals

Pay with Long-term, Forward-looking Equity Awards	Structured Decision-Making Process

Pay with “At-risk” Awards	Commitment to Compensation Governance

OUR COMPENSATION PROGRAM DESIGN
Fixed Compensation

Base Salary	Salary for most recent fiscal year

Performance-based Compensation

Annual Cash Incentive	Determined in large part based on pre-selected financial performance criteria

Performance-based Restricted Stock Units	Long-term “at-risk” equity awards with payout based on objective and pre-selected criteria

OUR CEO’S 2015 COMPENSATION

2015 CEO Compensation Elements

Base Salary	$900k	7% of Total Compensation

Annual Cash Incentive	$3.9M	33% of Total Compensation

Performance-based Restricted Stock Units	$7.2M	60% of Total Compensation

•	Total 2015 compensation awarded to our CEO increased 9% compared to 2014 in light of:

•	the 4% increase in our awarded operating income in 2015 compared to 2014;

•	the 96% increase in our awarded operating income in 2015 compared to 2011;

•	the achievement of our financial goals described in this Proxy Statement, which we originally announced in early 2012; and

•	our CEO’s individual contributions and achievements in support of our Financial Advisory business.

2015 CEO Compensation Mix

Fixed vs. Performance-based Compensation	Cash vs. Long-term Incentive Compensation

Performance-based Compensation Increased vs. 2014 Mix	Ratio Held Even with 2014 Mix

OUR COMPENSATION DISCIPLINE
Total 2015 Compensation Awarded to NEOs

$36.4M

Held Approximately Even with 2014

•	Our operating revenue in 2015 increased 2% compared to 2014, while our 2015 awarded compensation ratio remained flat compared to 2014.

•	As further described in the table on page 59 below, total 2015 compensation awarded to our NEOs as a group was $36.4 million, which remained approximately flat compared to $36.1 million in 2014.

•	As exemplified by our compensation practices in 2015, we remain committed to our goal to grow firm-wide awarded compensation expense at a slower rate than the rate of our operating revenue growth.

•	We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees.

•	We have continued to apply our discipline on compensation expense to our NEOs, even during a period of superior performance.

CORPORATE GOVERNANCE HIGHLIGHTS

We are committed to the highest standards of corporate governance that serve the best interests of our Company and to active engagement with our shareholders throughout the year. We believe our ongoing engagement with shareholders helps us achieve balanced and appropriate solutions for our shareholders.

OUR CURRENT BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors	Committees of the Board of Directors

	Audit	Compensation	Nominating & Governance
Andrew M. Alper (Independent)	Chair	X
Ashish Bhutani (CEO of LAM)
Steven J. Heyer (Independent, Lead Director)	X	X	X
Kenneth M. Jacobs (Chairman and CEO)
Sylvia Jay (Independent)		X	X
Philip A. Laskawy (Independent)	X	Chair
Laurent Mignon (Independent)
Richard D. Parsons (Independent)			X
Hal S. Scott (Independent)	X		Chair
Michael J. Turner (Independent)		X	X

OUR LEADERSHIP STRUCTURE

•

Kenneth M. Jacobs serves as Chairman of the Board of Directors, or the Board, and Chief Executive Officer, or CEO. Steven J. Heyer serves as our Board’s Lead Director. This leadership structure provides:

•	unified leadership and focused vision;

•	effective leadership in light of the nature of the Company and its experience and history; and

•	fluid communication and coordination between the Board and management.

•	Our Lead Director, working with our independent directors:

•	provides active oversight of the development and implementation of the Company’s strategy;

•	provides thorough oversight and evaluation of CEO and senior management performance and compensation; and

•	reviews and approves Board meeting schedules and agendas.

BOARD INDEPENDENCE

•	Our Board has determined that 80% of our Board’s members, including our Lead Director, are independent under the listing standards of the NYSE and our own Standards of Director Independence.

•

Each of the Board’s Committees, including the Compensation Committee, which ultimately determines the CEO’s compensation, consists entirely of independent directors, and each Committee has a different chairperson.

•	Executive sessions of our Board follow regularly-scheduled Board meetings, and our Lead Director presides over executive sessions.

•	Our Board, through its Nominating & Governance Committee, evaluates itself annually.

BOARD COMMITMENT

•	Overall director attendance for Board and Committee meetings averaged over 95% in 2015.

•

Our non-employee directors receive a majority of their annual compensation in the form of deferred stock units, which are not settled, and therefore remain invested in the Company, until the director leaves the Board.

GENERAL INFORMATION

Who Can Vote

Holders of our Class A common stock, as recorded in our share register at the close of business on March 2, 2016, the record date, may vote at the annual general meeting and any adjournment or postponement thereof. As of March 2, 2016, there were 129,766,091 shares of Class A common stock outstanding (including 2,359,811 shares held by our subsidiaries, which shares are not counted for purposes of the voting calculations set forth in this Proxy Statement).

Voting Your Proxy

You may vote in person at the meeting or by proxy. We recommend you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting. Most shareholders have a choice of proxy voting by using a toll free telephone number, voting through the Internet or, if they received their proxy materials by regular mail, completing the proxy card and mailing it in the postage-paid envelope provided. If you received your materials by regular mail, please refer to your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you. Executors, administrators, trustees, guardians, attorneys and other representatives voting on behalf of a shareholder should indicate the capacity in which they are signing, and corporations should vote by an authorized officer whose title should be indicated.

How Proxies Work

Lazard’s Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting, or at any adjournment or postponement thereof, in the manner you direct. You may vote for all, some or none of our director nominees. You may also vote for or against the other proposals or abstain from voting. If you sign and return a proxy card or otherwise vote by telephone or the Internet but do not specify how to vote, we will vote your shares: FOR each of our director nominees; FOR a non-binding advisory vote regarding executive compensation as described in this Proxy Statement; FOR the Lazard Ltd 2016 French Sub-plan, or the French Sub-plan; FOR ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016; and AGAINST the shareholder proposal described in this Proxy Statement (to the extent that it is properly presented at the meeting). The enclosed proxy also confers discretionary authority with respect to amendments or variations to the matters identified in the Notice of 2016 Annual General Meeting and with respect to other matters that may be properly brought before the meeting and any adjournment or postponement thereof.

As of the date of this Proxy Statement, we do not know of any other business that will be presented at the meeting. If other business shall properly come before the meeting, the persons named in the proxy will vote according to their best judgment.

Revoking Your Proxy

You may revoke your proxy before it is voted by submitting a new proxy with a later date, by voting in person at the meeting or by sending written notification addressed to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Scott D. Hoffman

Secretary

Mere attendance at the meeting will not revoke a proxy that was previously submitted to us.

Quorum and Conduct of Meeting

In order to carry on the business of the meeting, we must have a quorum. This means that at least two shareholders must be present at the meeting, either in person or by proxy, and those shareholders must generally hold shares representing more than 50% of the votes that may be cast by all shareholders having the right to attend and vote at the meeting. The chairman of the meeting will have broad authority to conduct the meeting so that the business of the meeting is carried out in an orderly and timely manner. In doing so, the chairman will have broad discretion to establish reasonable rules for discussion, comments and questions during the meeting. The chairman also is entitled to rely upon applicable law regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all participants.

Attendance at the Annual General Meeting

Only shareholders, their proxy holders and our guests may attend the meeting. Space is limited and admission to the meeting will be on a first-come, first-served basis. Verification of ownership will be requested at the admissions desk. If you are a holder of record and plan to attend the meeting, please indicate this when you vote. When you arrive at the meeting, you will be asked to present photo identification, such as a driver’s license. If your shares are held in the name of your broker, bank or other nominee, you must bring to the meeting an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on March 2, 2016, the record date for voting. If you want to vote your Class A common stock held in street name in person, you must obtain a written proxy in your name from the broker, bank or other nominee that holds your shares. If you wish to obtain directions to attend the meeting in person, you may send an e-mail to: investorrelations@lazard.com or call (212) 632-6000.

INFORMATION ABOUT OUR ANNUAL GENERAL MEETING AND THE SOLICITATION OF PROXIES

Votes Needed

We have adopted a majority vote policy described under “Election of Directors—Majority Vote Policy” below, which generally requires that a director receive a majority of the votes cast in order to be elected in an “uncontested election of directors” (as defined below), though our Bye-laws state that directors are elected by a plurality of the votes cast. See “Election of Directors—Majority Vote Policy” below for additional information regarding our majority vote policy. Votes withheld from any director nominee will not be counted in such nominee’s favor. With respect to all other matters to be acted on at the meeting, the affirmative vote of a majority of the combined voting power of all of the shares of our Class A common stock present or represented and entitled to vote at the meeting is required.

Under our Bye-laws, and as permitted by Bermuda law, we treat abstentions as present and entitled to vote for purposes of determining a quorum, and, in accordance with our Bye-laws, they would be counted in the calculation for determining whether any proposal received a majority vote at the meeting. With regard to “broker non-votes,” we treat such shares as not being present with respect to the relevant proposal. A “broker non-vote” is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the rules of the New York Stock Exchange, or the NYSE. Brokers may no longer use discretionary authority to vote “broker non-votes” on matters that are not considered “routine.” The vote in connection with the ratification of the appointment of our independent registered public accounting firm (Item 4) is considered “routine”. The votes in connection with all other matters to be acted on at the meeting are not considered routine matters.

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting of Shareholders to Be Held on April 19, 2016

This Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 can be viewed on our website at www.lazard.com/investorrelations. Most shareholders may elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. If you are a shareholder of record, you may choose this option by following the instructions provided when you vote over the Internet. If you hold your Class A common stock through a bank, broker or other holder of record, please refer to the information provided by that entity for instructions on how to elect to view our future proxy statements and annual reports over the Internet.

Cost of this Proxy Solicitation

We pay the expenses of preparing the proxy materials and soliciting this proxy. We have engaged Mackenzie Partners, Inc. to assist in the solicitation and distribution of proxy materials and we expect to pay Mackenzie Partners, Inc. a fee of approximately $15,000, plus reasonable out-of-pocket costs and expenses, for its services. We also reimburse brokers and other nominees for their expenses in sending these materials to you and obtaining your voting instructions. In addition to this mailing, proxies may be solicited personally, electronically or by telephone by our directors, officers, other employees or our agents. If any of our directors, officers and other employees assist in soliciting proxies, they will not receive additional compensation for those services.

Multiple Shareholders Sharing Same Address

If you and other residents at your mailing address with the same last name own shares of Class A common stock through a bank or broker, your bank or broker may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which the members of your household hold stock through that bank or broker. This practice of sending only one copy of proxy materials to holders residing at a single address is known as “householding”, and was authorized by the Securities and Exchange Commission, or the SEC, to allow multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements and other disclosure documents if they consent to do so. If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If you did not receive a householding notice from your bank or broker, you can request householding by contacting that entity. You may revoke your consent to householding at any time by calling 1-800-542-1061.

If you wish to receive a separate paper copy of this Proxy Statement or the 2015 Annual Report, you may call (212) 632-6000, visit our website at www.lazard.com/InvestorRelations, send an e-mail to: investorrelations@lazard.com or write to:

Lazard Ltd

30 Rockefeller Plaza

New York, New York 10112

Attn: Investor Relations

BOARD OF DIRECTORS’ RECOMMENDATIONS

The Board of Directors recommends that you vote as follows:

Agenda Item	Matter	Board Recommendation
Item 1	Election of three directors to our Board of Directors for a three-year term expiring at the conclusion of the Company’s annual general meeting in 2019	VOTE FOR

Item 2	Consideration of a non-binding advisory vote regarding executive compensation	VOTE FOR
Item 3	Approval of the French Sub-plan	VOTE FOR

Item 4

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2016 and authorization of the Company’s Board of Directors, acting by its Audit Committee, to set their remuneration

VOTE FOR

Item 5	Consideration of the non-binding shareholder proposal set forth in this Proxy Statement (if properly presented at the meeting)	VOTE AGAINST

ITEM 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes. Members of each class serve for a three-year term. Shareholders elect one class of directors at each annual general meeting. At this annual general meeting, shareholders will vote on the election of the three nominees described below for a term ending at the 2019 annual general meeting. Laurent Mignon and Hal S. Scott are currently serving as directors but have chosen not to seek re-election at the 2016 annual meeting.

The following section contains information provided by the nominees and continuing directors about their principal occupation, business experience and other matters. Mr. Parsons is a current director of the Company. Dr. Haass was recommended to the Nominating & Governance Committee for consideration as a nominee by one of our directors. Ms. Mendillo was introduced to the Company by a director search firm, and she was subsequently recommended to the Nominating & Governance Committee for consideration as a nominee by one of our directors. Each nominee has indicated to us that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy may be voted for another person nominated by the Board.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the election of each nominee listed below.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR each nominee listed below.

NOMINEES FOR ELECTION AS DIRECTORS

FOR A THREE-YEAR TERM EXPIRING IN 2019

• Name: Richard N. Haass • Age: 64 years

Richard N. Haass, in his thirteenth year as president of the Council on Foreign Relations, has served as the senior Middle East advisor to President George H.W. Bush and as a principal advisor to Secretary of State Colin Powell. He was also U.S. coordinator for policy toward the future of Afghanistan and the U.S. envoy to both the Cyprus and Northern Ireland peace talks. A recipient of the State Department’s Distinguished Honor Award, the Presidential Citizens Medal, and the Tipperary International Peace Award, Dr. Haass has authored or edited books on both U.S. foreign policy and management. A Rhodes Scholar, he holds Master and Doctor of Philosophy degrees from Oxford University. From February 2007 until February 2015, Dr. Haass served as a member of the board of directors of Fortress Investment Group. Dr. Haass was nominated to be a director of Lazard because of his global perspective, fostered over many years at the highest levels of engagement, as well as his background and experience in government service.

• Name: Jane L. Mendillo • Age: 57 years

Jane L. Mendillo has spent over 30 years in the fields of endowment and investment management. As the CEO of the Harvard Management Company from 2008 to 2014, she managed Harvard University’s approximately $37 billion global endowment and related assets across a wide range of public and private markets. Ms. Mendillo was previously the Chief Investment Officer at Wellesley College for six years. Prior to that, she spent 15 years at the Harvard Management Company in various investment roles. Earlier in her career she was a management consultant at Bain & Co. and worked at the Yale Investment Office. Ms. Mendillo is a member of the board of directors and Investment Committee of the Mellon Foundation and the Boston Foundation, and is on the board of directors of the Berklee College of Music. She also chairs the Investment Committee of the Partners Healthcare System, and serves as a Senior Investment Advisor to the Old Mountain Private Trust Company. She is a graduate of Yale College and the Yale School of Management. Ms. Mendillo was nominated to be a director of Lazard because of her unique financial perspective, having successfully stewarded Harvard Management Company through the financial crisis, and her extensive experience in the field of asset management.

• Name: Richard D. Parsons • Age: 67 years • Director since 2012

Richard D. Parsons has served as a director of Lazard Ltd and Lazard Group since June 2012. Mr. Parsons has been a senior advisor to Providence Equity Partners LLC since September 2009. From May 2014 to September 2014, Mr. Parsons served as the interim Chief Executive Officer of the Los Angeles Clippers. Mr. Parsons is a member of the board of directors of The Estée Lauder Companies Inc. and The Madison Square Garden Company. Mr. Parsons previously served as Chairman of the board of directors of Citigroup Inc. from February 2009 through April 2012, and had served as a director of Citigroup Inc. since 1996. From May 2003 until his retirement in December 2008, Mr. Parsons served as Chairman of the board of directors of Time Warner Inc., and from May 2002 until December 2007, Mr. Parsons served as Chief Executive Officer of Time Warner Inc. Mr. Parsons was formerly Chairman and Chief Executive Officer of Dime Bancorp, Inc. Among his numerous community and nonprofit activities, Mr. Parsons is Chairman of the Apollo Theatre Foundation, Chairman of the Jazz Foundation of America, and a member of the board of directors of the New York City Partnership, Teach for America and the Commission on Presidential Debates. Mr. Parsons was selected to be a director of Lazard because of his extensive and diverse leadership experience with both financial services and non-financial services businesses.

DIRECTORS CONTINUING IN OFFICE

(TERM EXPIRING IN 2017)

• Name: Kenneth M. Jacobs • Age: 57 years • Director since 2009

Kenneth M. Jacobs has served as Chairman of the Board of Directors and Chief Executive Officer of Lazard Ltd and Lazard Group since November 2009. Mr. Jacobs has served as a Managing Director of Lazard since 1991 and had been a Deputy Chairman of Lazard from January 2002 until November 2009. Mr. Jacobs also served as Chief Executive Officer of Lazard North America from January 2002 until November 2009. Mr. Jacobs initially joined Lazard in 1988. Mr. Jacobs is a member of the Board of Trustees of the University of Chicago and the Brookings Institution. Mr. Jacobs was selected to be the Chairman and Chief Executive Officer of Lazard because of his vision, intellect and dynamism, his proven track record of creativity in building new businesses, and his skills as a trusted advisor, collaborator and team leader.

• Name: Philip A. Laskawy • Age: 74 years • Director since 2008

Philip A. Laskawy has served as a director of Lazard Ltd and Lazard Group since July 2008. Mr. Laskawy served as Chairman and Chief Executive Officer of Ernst & Young from 1994 until his retirement in 2001, after 40 years of service with the professional services firm. Mr. Laskawy served as Chairman of the International Accounting Standards Board from 2006 to 2007, and as a member of the 1999 Blue Ribbon Committee on Improving the Effectiveness of Corporate Audit Committees. Mr. Laskawy is a member of the board of directors of Loews Corp. and Henry Schein, Inc. Mr. Laskawy was appointed Chairman of Federal National Mortgage Association (Fannie Mae) in September 2008 at the commencement of Fannie Mae’s conservatorship and retired from Fannie Mae’s board of directors in March 2014, following more than five years of service to the company. Mr. Laskawy had previously served on the board of directors of General Motors Corp. until June 2013. Mr. Laskawy was selected to be a director of Lazard because of his expertise in the areas of auditing and accounting, his qualifications as an “audit committee financial expert” and the unique perspective he brings as a former chief executive of a major professional services firm.

• Name: Michael J. Turner • Age: 67 years • Director since 2006

Michael J. Turner, CBE, has served as a director of Lazard Ltd and Lazard Group since March 2006. In November 2008, Mr. Turner was appointed the non-executive Chairman of Babcock International Group PLC. Mr. Turner was the Chief Executive Officer of BAE Systems plc from March 2002 until August 2008. Mr. Turner joined BAE Systems in 1966 and held a number of commercial, marketing and general management positions, including Chief Operating Officer from 1999 to March 2002. Mr. Turner was appointed a non-executive member of the board of directors of GKN PLC in September 2009 and then Chairman in May 2012. Mr. Turner was selected to be a director of Lazard because of his extensive background, experience and leadership as a former chief executive in the aerospace and defense industry and the Board of Directors’ desire to add geographical diversity to its membership that reflects Lazard’s client base in Europe.

DIRECTORS CONTINUING IN OFFICE

(TERM EXPIRING IN 2018)

• Name: Andrew M. Alper • Age: 58 years • Director since 2012

Andrew M. Alper has served as a director of Lazard Ltd and Lazard Group since October 2012. Mr. Alper serves as Chairman of Alper Investments, Inc. From October 2006 to January 2013, Mr. Alper served as the Chairman and Chief Executive Officer of EQA Partners, LP, a limited partnership engaged in a global macro strategy. From February 2002 to June 2006, Mr. Alper served as President of the New York City Economic Development Corporation and Chairman of the New York City Industrial Development Agency, appointed to both positions by Mayor Michael Bloomberg. Prior to that, Mr. Alper spent 21 years in the Investment Banking Division of Goldman, Sachs & Co., where he was Chief Operating Officer of the Investment Banking Division from 1997 to 2000. Mr. Alper was co-head of the Financial Institutions Group of the Investment Banking Division of Goldman, Sachs & Co. from 1994 to 1997. Mr. Alper previously served on the board of directors of FBR Capital Markets Corporation from January 2007 until June 2009. Mr. Alper is a member of the board of trustees of the University of Chicago and served as its Chairman from June 2009 until May 2015. Mr. Alper also serves as a trustee of the Mount Sinai Medical Center in New York. Mr. Alper was selected to be a director of Lazard because of his extensive experience with the financial and operational aspects of businesses that are comparable to Lazard, as well as his background and experience in government service.

• Name: Ashish Bhutani • Age: 55 years • Director since 2010

Ashish Bhutani has served as a member of the Board of Directors of Lazard Ltd and Lazard Group since March 2010. Mr. Bhutani is a Vice Chairman and a Managing Director of Lazard and has been the Chief Executive Officer of Lazard Asset Management, or LAM, since March 2004. Mr. Bhutani previously served as Head of New Products and Strategic Planning for LAM from June 2003 to March 2004. Prior to joining Lazard, he was Co-Chief Executive Officer, North America, of Dresdner Kleinwort Wasserstein from 2001 to the end of 2002, and was a member of its Global Corporate and Markets Board, and a member of its Global Executive Committee. Mr. Bhutani worked at Wasserstein Perella Group (the predecessor to Dresdner Kleinwort Wasserstein) from 1989 to 2001, serving as Deputy Chairman of Wasserstein Perella Group and Chief Executive Officer of Wasserstein Perella Securities from 1994 to 2001. Mr. Bhutani began his career at Salomon

Brothers in 1985, where he was a Vice President in Fixed Income. Mr. Bhutani is a member of the Board of Directors of four registered investment companies, which are part of the Lazard fund complex. Mr. Bhutani was selected to be a director of Lazard because of his extensive background, experience and knowledge of the asset management industry, his role within the firm as Chief Executive Officer of LAM and Mr. Jacobs’ and the Board’s desire that Mr. Bhutani become a regular contributor to the Board’s deliberations.

• Name: Steven J. Heyer • Age: 63 years • Director since 2005

Steven J. Heyer has served as a director of Lazard Ltd and Lazard Group since June 2005 and was appointed Lead Director in November 2009. Mr. Heyer is an investor in, and acts in a leadership role to, a number of private companies. Mr. Heyer was the Chief Executive Officer of Starwood Hotels & Resorts Worldwide from October 2004 until April 2007. Prior to joining Starwood, he was President and Chief Operating Officer of The Coca-Cola Company from 2002 to September 2004. From 1994 to 2001 he was President and Chief Operating Officer of Turner Broadcasting System, Inc., and a member of AOL Time Warner’s Operating Committee. Previously, Mr. Heyer was President and Chief Operating Officer of Young & Rubicam Advertising Worldwide, and before that spent 15 years at Booz Allen & Hamilton, ultimately becoming Senior Vice President and Managing Partner. Mr. Heyer was a member of the board of directors of Omnicare, Inc. from 2008 until August 2015. From 2008 to 2011, Mr. Heyer worked with a number of leading private equity and venture capital firms focused on financially distressed startup companies and turnaround situations, one of which was Harry & David Holdings, Inc., a company that was in financial distress at the time of his appointment as Chairman and CEO in February 2010 and that filed for bankruptcy protection in March 2011. Mr. Heyer resigned as CEO prior to the company’s bankruptcy filing but remained as Chairman to provide guidance and leadership through the bankruptcy proceedings. The company emerged from bankruptcy in September 2011, and Mr. Heyer resigned as Chairman at that time. Mr. Heyer was selected to be a director of Lazard because of his leadership and experience, as well as the depth of his analytical skills, which he has applied in a variety of leadership positions across diverse industry groups, including broadcast media, consumer products, and hotel and leisure companies.

• Name: Sylvia Jay • Age: 69 years • Director since 2006

Sylvia Jay, CBE, has served as a director of Lazard Ltd and Lazard Group since March 2006. From June 2011 until July 2013, Lady Jay was Chairman of L’Oréal UK. From September 2005 until June 2011, she was Vice Chairman of L’Oréal UK. From January 2001 until August 2005, she was the Director General of the Food & Drink Federation, a UK trade body. Lady Jay joined the United Kingdom Civil Service in 1971. Her civil service career, until she resigned in 1995, mainly concerned government financial aid to developing countries, including being a non-executive director of the Gibraltar Ship Repair Company. She also worked in the Civil Service Selection Board to recruit fast stream administrators and diplomats; the French Ministere de la Cooperation; and the French Trésor. Lady Jay also was a member of a small international team that set up the European Bank for Reconstruction and Development. Lady Jay is a member of the board of directors of Saint-Gobain and Groupe Casino. Lady Jay was a member of the board of directors of Alcatel-Lucent from November 2006 until April 2014, and was Chairman of Food from Britain from 2005 until 2009. Lady Jay was selected to be a director of Lazard because of her extensive background and experience in government service and the Board’s desire to add geographical diversity that reflects Lazard’s client base in Europe.

MAJORITY VOTE POLICY

Our Board has adopted a majority vote policy in connection with the election of directors.

In an uncontested election of directors, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election will, within five days following the certification of the shareholder vote, tender his or her written resignation to the Chairman of the Board for consideration by the Nominating & Governance Committee. As used herein, an “uncontested election of directors” is an election in which the number of nominees is not greater than the number of Board seats open for election.

The Nominating & Governance Committee will consider such tendered resignation and, promptly following the date of the shareholders’ meeting at which the election occurred, will make a recommendation to the Board concerning the acceptance or rejection of such resignation. In determining its recommendation to the Board, the Nominating & Governance Committee will consider all factors deemed relevant by the members of the Nominating & Governance Committee including, without limitation, the stated reason or reasons why shareholders who cast “withhold” votes for the director did so, the qualifications of the director (including, for example, the impact the director’s resignation would have on the Company’s compliance with the requirements of the SEC, the NYSE and Bermuda Law), and whether the director’s resignation from the Board would be in the best interests of the Company and its shareholders.

The Nominating & Governance Committee also will consider a range of possible alternatives concerning the director’s tendered resignation as members of the Nominating & Governance Committee deem appropriate including, without limitation, acceptance of the resignation, rejection of the resignation, or rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons reasonably believed by the Nominating & Governance Committee to have substantially resulted in the “withheld” votes.

The Board will take formal action on the Nominating & Governance Committee’s recommendation no later than 90 days following the date of the shareholders’ meeting at which the election occurred. In considering the Nominating & Governance Committee’s recommendation, the Board will consider the information, factors and alternatives considered by the Nominating & Governance Committee and such additional information, factors and alternatives as the Board deems relevant.

Following the Board’s decision on the Nominating & Governance Committee’s recommendation, the Company will promptly disclose, in a Form 8-K filed with the Securities and Exchange Commission, the Board’s decision, together with an explanation of the process by which the decision was made. If the Board has not accepted the tendered resignation, it will also disclose the reason or reasons for doing so.

No director who, in accordance with this policy, is required to tender his or her resignation, shall participate in the Nominating & Governance Committee’s deliberations or recommendation, or in the Board’s deliberations or determination, with respect to accepting or rejecting his or her resignation as a director.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND CORPORATE GOVERNANCE

Lazard is governed by a Board of Directors and various committees of the Board that meet throughout the year. Our Board has established three standing committees: the Audit Committee, the Nominating & Governance Committee and the Compensation Committee. Each of the standing committees has adopted and operates under a written charter, all of which are available on our website at http://www.lazard.com/InvestorRelations/Corporate_Governance.aspx. Other corporate governance documents also are available on our website, including our Corporate Governance Guidelines and our Code of Business Conduct and Ethics. A copy of each of these documents is available to any shareholder upon request.

LEADERSHIP STRUCTURE

Chairman and Chief Executive Officer

Kenneth M. Jacobs has served as Chairman of the Board and CEO of the Company since November 2009. The Board carefully considered a variety of governance arrangements following the sudden death of the Company’s former Chairman and CEO in October 2009, including separating the roles of Chairman and CEO. The Board appointed Mr. Jacobs as the Company’s Chairman and CEO following this measured and comprehensive review. At the same time, the Board also recognized the need for strong independent perspectives to balance the combined Chairman and CEO positions and to avoid any potential conflicts. The Board created the Lead Director position in November 2009 to provide this balance.

The Board believes that the Company and its shareholders are best served by maintaining the flexibility to have either the same individual serve as Chairman and CEO or to separate those positions based on what is in the best interests of the Company and its shareholders at a given point in time. The Board believes that the members of the Board possess considerable experience, breadth of skills and unique knowledge of the challenges and the opportunities the Company faces and that the Board is best positioned to identify the person who has the skill and commitment to be an effective Chairman.

The Board believes there is no single best organizational model that is the most effective in all circumstances, and the Board retains the right to separate the positions of Chairman and CEO if it deems it appropriate in the future.

Lead Director

Steven J. Heyer was originally appointed as the Lead Director for the Board in November 2009. Mr. Heyer’s appointment was reconfirmed by the independent members of the Board in April 2014. Mr. Heyer is a strong, independent and active Lead Director with clearly defined leadership authority and responsibilities. In addition to his role as Lead Director, Mr. Heyer serves as a member of the Compensation Committee, the Audit Committee and the Nominating & Governance Committee.

The responsibilities and duties of the Lead Director include the following:

•

presiding at meetings of the Board in the absence of the Chairman, including the executive sessions of the non-management members of the Board, and providing feedback to the CEO, other senior executives and key managing directors, as appropriate, from such executive sessions of the non-management directors;

•

for the purpose of facilitating timely communication, serving as a liaison between (1) the non-management directors (including committee chairpersons) and (2) the CEO, other senior executives and, in consultation with the CEO, key managing directors regarding significant matters (without impeding or replacing direct communication between the CEO and other directors or between or among other directors);

•

with input from the other non-management directors, (1) reviewing and approving Board meeting schedules, as well as the agendas for such meetings and (2) calling meetings of the non-management directors and setting the agendas in connection with such meetings;

•	reviewing and approving information to be sent to the Board in advance of Board meetings;

•	together with the Board, providing oversight and advice to the CEO regarding corporate strategy, direction and implementation of initiatives;

•	in consultation with the CEO, identifying and supporting talented individuals within the Company;

•	being available for consultation or direct communication with significant shareholders;

•	together with the Compensation Committee, conducting periodic performance appraisals of the CEO;

•	coordinating the activities of the chairpersons of Board committees; and

•	performing such other duties as the Board may from time to time delegate to the Lead Director.

Our Lead Director also presides at meetings of the Board, or the relevant portions of such meetings, when it would not be appropriate for our Chairman and CEO to preside.

The Board believes Mr. Jacobs serving as Chairman and CEO and Mr. Heyer serving as a separate and independent Lead Director provides the best form of leadership for the Company at the present time, offers an appropriate balance between the roles and provides a satisfactory counterbalance to the combined role of Chairman and CEO.

RISK OVERSIGHT

Management within each of Lazard’s operating locations is principally responsible for managing the risks within its respective business on a day-to-day basis. The Board, working together with the Audit Committee, undertakes a comprehensive review of the Company’s risk profile and risk management strategies at regular intervals. Members of the Company’s finance team, led by the Chief Financial Officer and the Chief Risk Officer, review with the Audit Committee categories of risk the Company faces, including any risk concentrations, risk interrelationships and financial risk exposures, as well as the likelihood of occurrence, the potential impact of those risks and the steps management has taken to monitor, mitigate and control such exposures. Special presentations on risk are made to the full Board at least annually. Updates on risks deemed material to the Company are reviewed at regular meetings of the Audit Committee and reported to the full Board. In addition, the Compensation Committee reviews compensation programs for consistency and alignment with Lazard’s strategic goals, and in connection therewith reviews Lazard’s compensation practices to assess the risk that they will have a material adverse effect on the Company.

AUDIT COMMITTEE

Andrew M. Alper (Chair), Steven J. Heyer, Philip A. Laskawy and Hal S. Scott

The Audit Committee met seven times in 2015. The Audit Committee assists our Board of Directors in fulfilling its oversight responsibilities with respect to:

•	monitoring the integrity of our financial statements;

•	assessing the qualifications, independence and performance of our independent auditor;

•	evaluating the performance of our internal audit function;

•	reviewing the Company’s major financial risk exposures and the steps taken to monitor and control such exposures; and

•	monitoring the Company’s compliance with certain legal and regulatory requirements.

A detailed list of the Audit Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Audit_Committee_Charter.aspx.

The Audit Committee also selects and oversees Lazard’s independent auditor, and pre-approves all services to be performed by the independent auditor pursuant to the Audit Committee pre-approval policy. All members of the Audit Committee are independent as required by Lazard and the listing standards of the NYSE. All members of the Audit Committee are financially literate, as determined by the Board of Directors. The Board of Directors has determined that Mr. Laskawy has the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”.

COMPENSATION COMMITTEE

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer, Sylvia Jay and Michael J. Turner

The Compensation Committee met eight times in 2015. The Compensation Committee assists the Board of Directors by overseeing our firm-wide compensation plans, policies and programs and has full authority to:

•	determine and approve the compensation of our CEO;

•	review and approve the compensation of our other executive officers;

•	review our compensation programs as they affect all managing directors and employees; and

•	administer the Lazard Ltd 2008 Incentive Compensation Plan, or the 2008 Plan.

A detailed list of the Compensation Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Comp_Comm_Charter.aspx. All members of the Compensation Committee are independent as required by Lazard and the listing standards of the NYSE.

From time to time the Compensation Committee has established special equity award pools pursuant to the 2008 Plan for the express purpose of granting awards to new hires and, under certain circumstances, retention awards to key employees (other than the executive officers listed in the Summary Compensation Table below). The Compensation Committee granted to our CEO (or his designee) authority to determine the amount, terms and conditions of all awards made from these pools and required that the Compensation Committee be updated on all such awards at regularly scheduled meetings.

The Compensation Committee directly engaged Compensation Advisory Partners, or CAP, an independent compensation consulting firm, to assist it with various compensation analyses, as well as to provide consulting on executive compensation practices and determinations, including information on equity-based award design. From time to time, Kenneth M. Jacobs, our CEO, attends meetings of the Compensation Committee and expresses his views on the Company’s overall compensation philosophy. Following year-end, Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package (salary, bonus and incentive compensation awards) to be paid to each of the other executive officers listed in the Summary Compensation Table below.

NOMINATING & GOVERNANCE COMMITTEE

Hal S. Scott (Chair), Steven J. Heyer, Sylvia Jay, Richard D. Parsons and Michael J. Turner

The Nominating & Governance Committee met eight times in 2015. The Nominating & Governance Committee assists our Board of Directors in promoting sound corporate governance principles and practices by:

•	leading the Board in an annual review of its own performance;

•	identifying individuals qualified to become Board members, consistent with criteria approved by the Board;

•	recommending to the Board the director nominees for the next annual general meeting of shareholders;

•	recommending to the Board director nominees for each committee of the Board; and

•	reviewing and reassessing the adequacy of the Corporate Governance Guidelines.

A detailed list of the Nominating & Governance Committee’s functions is included in its charter, which is available on our website at http://www.lazard.com/Investorrelations/Nom_Gov_Comm_Charter.aspx. The Nominating & Governance Committee also is responsible for recommending to the Board of Directors standards regarding the independence of non-executive directors and reviewing such standards on a regular basis to confirm that such standards remain consistent with sound corporate governance practices and with any legal, regulatory or NYSE requirements. All members of the Nominating & Governance Committee are independent as required by Lazard and the listing standards of the NYSE.

ATTENDANCE

Overall attendance by directors at meetings of the Board and its Committees averaged over 95% in 2015. The Board met seven times in 2015. Each director attended at least 75% of the meetings of the Board and Committees on which he or she served, except Mr. Mignon, who has chosen not to seek re-election in April 2016. In 2015, nine of our ten directors, including all of our continuing directors, attended the annual general meeting of shareholders.

CODES OF BUSINESS CONDUCT AND ETHICS

We have adopted a Code of Business Conduct and Ethics that is applicable to all directors, managing directors, officers and employees of Lazard and its subsidiaries and affiliates. We have also adopted a Supplement to the Code of Business Conduct and Ethics for certain other senior officers, including our Chief Executive Officer, Chief Financial Officer and principal accounting officer. Each of these codes is available on our website at http://www.lazard.com/Investorrelations/CodeandEthics.aspx. A print copy of each of these documents is available to any shareholder upon request. We intend to disclose amendments to, or waivers from, the Code of Business Conduct and Ethics, if any, on our website.

COMMUNICATIONS WITH THE BOARD

Anyone who wishes to send a communication to our non-executive directors as a group may do so by mail at the address listed below, and by marking the envelope, Attn: Non-Executive Directors of the Lazard Ltd Board of Directors.

Lazard Ltd

30 Rockefeller Plaza

New York, NY 10112

The Lazard Ltd Board of Directors

c/o the General Counsel

These procedures are also posted on our website at

http://www.lazard.com/Investorrelations/Comm_NonMgmt_Dir.aspx.

POLICY ON DIRECTOR QUALIFICATIONS AND NOMINATION PROCESS

The Board’s Nominating & Governance Committee is responsible for evaluating and recommending to the Board proposed nominees for election to the Board of Directors. As part of its process, the Nominating & Governance Committee will consider director candidates recommended for consideration by members of the Board, by management and by shareholders. It is the policy of the Nominating & Governance Committee to consider candidates recommended by shareholders in the same manner as other candidates. Candidates for the Board of Directors must be experienced, dedicated and meet the highest standards of ethics and integrity. All directors represent the interests of all shareholders, not just the interests of any particular shareholder, shareholder group or other constituency. The Nominating & Governance Committee periodically reviews with the Board the requisite skills and characteristics for new directors, taking into account the needs of Lazard and the composition of the Board as a whole. A majority of our directors must satisfy the independence requirements of both Lazard and the NYSE. Likewise, each member of the Audit Committee must be financially literate and at least one member must possess the requisite qualifications to satisfy the SEC’s definition of “audit committee financial expert”. Once a candidate is identified, the Nominating & Governance Committee will consider the candidate’s mix of skills and experience with businesses and other organizations of comparable size, as well as his or her reputation, background and time availability (in light of anticipated needs). The Nominating & Governance Committee also will consider the interplay of the candidate’s experience with the experience of other Board members, the extent to which the candidate would be a desirable addition to the Board and any committees of the Board and any other factors it deems appropriate, including, among other things, diversity. The Nominating & Governance Committee views diversity broadly, encompassing differing viewpoints, professional experience, industry background, education, geographical orientation and particular skill sets, as well as race and gender. Shareholders wishing to recommend to the Nominating & Governance Committee a candidate for director at our 2017 Annual General Meeting of Shareholders may do so by submitting in writing such candidate’s name, in compliance with the procedures of our Bye-laws, and along with the other information required by our Bye-laws, to the Secretary of our Board of Directors at: Lazard Ltd, Office of the Secretary, 30 Rockefeller Plaza, New York, New York 10112 between December 20, 2016 and January 19, 2017.

DIRECTOR INDEPENDENCE

Pursuant to the corporate governance listing standards of the NYSE, the Board of Directors has adopted standards for determining whether directors have material relationships with Lazard. The standards are set forth on Annex A to this Proxy Statement. Under these standards, a director employed by Lazard cannot be deemed to be an “independent director,” and consequently Messrs. Jacobs and Bhutani are not independent directors of Lazard.

The Board of Directors has determined that Messrs. Alper, Heyer, Laskawy, Parsons, Scott and Turner and Lady Jay do not have, and that, if elected, Dr. Haass and Ms. Mendillo would not have, a material relationship with Lazard under the Board of Directors’ standards for director independence. Accordingly, each of our continuing directors is, and each director nominee, if elected, would be, independent under the NYSE corporate governance listing standards.

The Board of Directors also determined that Mr. Mignon was independent, after giving careful consideration to the relationship between Lazard and Natixis, of which Mr. Mignon is the Chief Executive Officer, and the cooperation arrangement between Lazard and Natixis described under “Certain Relationships and Related Party Transactions–Certain Relationships with Our Directors, Executive Officers and Employees” below.

DIRECTOR COMPENSATION FOR 2015

Directors who are officers of the Company do not receive any fees for their service as directors. In 2015, our directors’ compensation program provided that each of our non-employee directors would receive an annual cash retainer of $119,250 and an annual award of deferred stock units, or DSUs, with a grant date value of $145,750. An additional annual retainer was paid to the Lead Director and the chairs of each committee of the Board of Directors as follows: the Lead Director, $50,000; the chair of the Audit Committee, $30,000; the chair of the Nominating & Governance Committee, $20,000; and the chair of the Compensation Committee, $20,000; which, in each case, was paid 45% in cash and 55% in DSUs. The other members of the Audit Committee were paid an additional annual retainer of $20,000, and the other members of the Nominating & Governance Committee and the Compensation Committee were paid an additional annual retainer of $15,000 in respect of each applicable committee, which, in each case, was paid 45% in cash and 55% in DSUs. Cash compensation is paid out on a quarterly basis (on February 15, May 15, August 15 and November 15, or, in each case, the first business day thereafter), and the DSU awards described above are granted on an annual basis on June 1st of each year, or the first business day thereafter, except for initial pro-rated grants made to new directors upon their appointment to the Board of Directors. The number of DSUs granted is determined based on the closing price of our Class A common stock on the NYSE on the trading day immediately preceding the date of grant.

Non-employee directors may elect to receive additional DSUs in lieu of some or all of their cash compensation pursuant to the Directors Fee Deferral Unit Plan, which was approved by the Board of Directors in May 2006. DSUs awarded under this plan are granted on the same quarterly payment dates as cash compensation would have been received, and the number of

DSUs is determined based on the closing price of our Class A common stock on the NYSE on the trading day immediately preceding the date of grant. Mr. Parsons elected to participate in this plan during 2015, and each of Messrs. Alper and Parsons have elected to participate in this plan during 2016.

All DSUs awarded under these arrangements are converted to shares of our Class A common stock on a one-for-one basis and distributed to a director only after he or she resigns from, or otherwise ceases to be a member of, the Board of Directors. Dividend equivalent payments are made in respect of DSUs, which are paid in cash at the same rate and time that dividends are paid on shares of our Class A common stock.

The Nominating & Governance Committee periodically reviews director compensation.

Directors	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Andrew M. Alper	$139,500	$170,514	$310,014
Steven J. Heyer	$164,250	$200,794	$365,044
Sylvia Jay	$132,750	$162,291	$295,041
Philip A. Laskawy	$137,250	$167,791	$305,041
Laurent Mignon	$119,250	$145,789	$265,039
Richard D. Parsons (2)	$126,054	$154,012	$280,066
Hal S. Scott	$137,250	$167,791	$305,041
Michael J. Turner	$132,750	$162,291	$295,041

(1)

The value of the DSUs reported in the table above is based on the grant date fair value of awards computed in accordance with FASB ASC Topic 718. See Note 14 of Notes to the Consolidated Financial Statements contained in our 2015 Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a discussion of the assumptions used in the valuation of the DSUs. The number and grant date fair value of DSUs granted on June 1, 2015 under FASB ASC Topic 718 (based on the closing price of our Class A common stock on the NYSE on the trading day immediately preceding the date of the grant) were as follows: Mr. Alper, 3,069, valued at $170,514; Mr. Heyer, 3,614, valued at $200,794; Lady Jay, 2,921, valued at $162,291; Mr. Laskawy, 3,020, valued at $167,791; Mr. Mignon, 2,624, valued at $145,789; Mr. Parsons, 2,772, valued at $154,012; Mr. Scott, 3,020, valued at $167,791; and Mr. Turner, 2,921, valued at $162,291. The total number of DSUs held by each of the non-executive directors as of December 31, 2015 was as follows: Mr. Alper, 14,762; Mr. Heyer, 79,733; Lady Jay, 38,853; Mr. Laskawy, 34,434; Mr. Mignon, 44,383; Mr. Parsons, 21,276; Mr. Scott, 40,376; and Mr. Turner, 38,853.

(2)

Mr. Parsons elected to defer his quarterly cash compensation into additional DSUs pursuant to the terms of the Directors Fee Deferral Unit Plan during 2015. As a result, Mr. Parsons was granted 2,482 DSUs in lieu of cash (based on the closing price of our Class A common stock on the NYSE on the trading days immediately preceding the applicable grant dates) with an aggregate grant date fair value of $126,054. In accordance with SEC guidance, these amounts are reflected in the “Fees Earned or Paid in Cash” column, rather than in the “Stock Awards” column.

BENEFICIAL OWNERS OF MORE THAN 5% OF OUR COMMON STOCK

Based on filings made under Section 13(d) and Section 13(g) of the Exchange Act, as of March 2, 2016, the only persons known by us to be beneficial owners of more than 5% of our Class A common stock were as follows:

Name and Address of Beneficial Owner	Number of Shares of Class A Common Stock Beneficially Owned (1)	Percentage of Shares of Class A Common Stock Beneficially Owned	Percentage of Voting Power (2)
Standard Life Investments Ltd	6,976,173	5.4%	5.5%
One George Street Edinburgh EH2 2LL, United Kingdom

The Vanguard Group	9,953,983	7.7%	7.8%
100 Vanguard Blvd. Malvern, PA 19355

(1)

Shares of Class A common stock beneficially owned by Standard Life Investments Ltd and The Vanguard Group are based on Schedules 13G that were filed on February 16, 2016 and February 10, 2016, respectively.

(2)	For purposes of this calculation, the voting power of Class A common stock excludes 2,359,811 shares held by the Company’s subsidiaries as of March 2, 2016.

BENEFICIAL OWNERSHIP OF DIRECTORS, DIRECTOR

NOMINEES AND EXECUTIVE OFFICERS

The following table shows the number of shares of Class A common stock that each director and director nominee, each executive officer named in the Summary Compensation Table and all directors and executive officers as a group have reported as owning beneficially, or otherwise having a pecuniary interest in, as of March 2, 2016 (including any equity awards which are scheduled to vest within 60 days of that date). To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. The address for each listed person is c/o Lazard Ltd, 30 Rockefeller Plaza, New York, New York 10112.

Name of Beneficial Owner	Shares of Class A Common Stock (assuming conversion of applicable equity awards) (1) (2)	Percentage of Class A Common Stock	Percentage of Voting Power (3)
Kenneth M. Jacobs (4)	1,458,633	1.1%	1.1%
Andrew M. Alper	15,871	*	*
Ashish Bhutani	447,916	*	*
Richard N. Haass	1,200	*	*
Steven J. Heyer	79,733	*	*
Sylvia Jay	38,853	*	*
Philip A. Laskawy	37,434	*	*
Jane L. Mendillo	–	*	*
Laurent Mignon	44,383	*	*
Richard D. Parsons	22,277	*	*
Hal S. Scott	40,376	*	*
Michael J. Turner	38,853	*	*
Matthieu Bucaille (5)	343,767	*	*
Scott D. Hoffman	123,857	*	*
Alexander F. Stern	114,199	*	*
All directors, director nominees and executive officers as a group (15 persons)	2,807,352	2.2%	2.2%
*	Less than 1% beneficially owned.

(1)

PRSUs and restricted stock units, or RSUs, granted to our executive officers and directors that vest more than 60 days after the date of this Proxy Statement have not been included in the table above in accordance with SEC rules. For a discussion of PRSUs and RSUs that have been granted to our executive officers, see “Compensation of Our Executive Officers—Outstanding Equity Awards at 2015 Fiscal Year-End” below.

(2)

This column also includes shares of Class A common stock that are subject to issuance in the future with respect to the DSUs issued to our non-executive directors in the following aggregate amounts: Mr. Alper, 15,871 shares; Mr. Heyer, 79,733 shares; Lady Jay, 38,853 shares; Mr. Laskawy, 34,434 shares; Mr. Mignon, 44,383 shares; Mr. Parsons, 22,277 shares; Mr. Scott, 40,376 shares; and Mr. Turner, 38,853 shares. These DSUs convert to shares of our Class A common stock on a one-for-one basis only after a director resigns from, or otherwise ceases to be a member of, the Board. See “Director Compensation for 2015” above.

(3)	For purposes of this calculation, the voting power of Class A common stock excludes 2,359,811 shares held by the Company’s subsidiaries as of March 2, 2016.

(4)

Includes 109,541 shares of restricted Class A common stock that were issued in 2015 and 2016 in settlement of certain outstanding equity awards, in each case as a result of (i) Mr. Jacobs’ voluntary agreement to postpone his retirement eligibility date until March 31, 2016 and (ii) the tax treatment of his awards as a result of his agreement to postpone his retirement eligibility. Such shares remain subject to vesting until applicable service requirements are satisfied. Such shares will no longer be subject to service requirements after March 31, 2016, Mr. Jacobs’ retirement eligibility date, but will remain subject to compliance with restrictive covenants until the original vesting dates. See “Compensation of Executive Officers—Outstanding Equity Awards at 2015 Fiscal Year End” below. Also includes 584,279 shares of Class A common stock indirectly beneficially owned by Mr. Jacobs in trust.

(5)

Includes 43,456 shares of restricted Class A common stock that were issued in February 2016 and March 2016 in connection with Mr. Bucaille’s retirement eligibility. Such shares were no longer subject to service requirements as of Mr. Bucaille’s retirement eligibility date (but remain subject to compliance with restrictive covenants until the original vesting dates). Excludes 82,948 shares of restricted stock issued pursuant to a special grant made in 2011, which shares of restricted stock are not subject to the RSU Retirement Policy and remain subject to vesting conditions. See “Compensation of Executive Officers—Outstanding Equity Awards at 2015 Fiscal Year End” below.

ITEM 2

AN ADVISORY VOTE REGARDING EXECUTIVE COMPENSATION

The Board is committed to compensation governance and recognizes the significant interest of shareholders in executive compensation matters. We provide our shareholders annually with an opportunity to cast an advisory vote regarding the compensation of our Named Executive Officers, or NEOs, as disclosed in this Proxy Statement.

As further discussed under “Compensation Discussion and Analysis” below, our Company performed well in 2015 and delivered strong results compared to 2014, despite volatile financial markets. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2015, contributed to our strong performance.

As this is an advisory vote, the result will not be binding on the Board, although our Compensation Committee, which is comprised solely of independent directors, will carefully consider the outcome of the vote when evaluating the effectiveness of our compensation policies and practices.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends that you vote FOR the following resolution:

RESOLVED, that the shareholders of the Company vote on a non-binding, advisory basis FOR the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the foregoing resolution.

COMPENSATION DISCUSSION AND ANALYSIS

In addition to performing the roles and responsibilities described under “Information Regarding the Board of Directors and Corporate Governance—Compensation Committee” above, our Compensation Committee, which is comprised entirely of independent directors, determined the 2015 compensation of our NEOs: Kenneth M. Jacobs, Chairman and CEO; Matthieu Bucaille, Chief Financial Officer; Ashish Bhutani, CEO of LAM; Scott D. Hoffman, General Counsel; and Alexander F. Stern, Chief Operating Officer and Chief Executive Officer, Financial Advisory. To assist shareholders in finding important information within this Compensation Discussion and Analysis, we call your attention to the following sections:

2015 BUSINESS PERFORMANCE HIGHLIGHTS

As further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, our Company performed well in 2015 and delivered strong results compared to 2014, despite volatile financial markets. We believe that our compensation philosophy and discipline, as successfully implemented on a firm-wide basis by our NEOs during 2015, contributed to our strong performance.

Our Compensation Committee focused, among other things, on the following selected consolidated financial information in evaluating the performance of our NEOs and setting their incentive compensation—that is, all compensation beyond their base salary—for 2015.

Selected Consolidated Financial Information

($ in millions)

	2015	2014	2013	2012	2011
Operating Revenue(1)	$2,380	$2,340	$2,034	$1,971	$1,884
% Growth	2%	15%	3%	5%

Awarded Compensation Expense(1)	$1,329	$1,305	$1,187	$1,171	$1,169
% of Operating Revenue	55.8%	55.8%	58.3%	59.4%	62.0%
% Growth	2%	10%	1%	—

Adjusted Non-Compensation Expense(1)	$434	$441	$409	$421	$400
% of Operating Revenue	18.2%	18.8%	20.1%	21.4%	21.2%

Operating Income (based on Awarded Compensation Expense)(2)	$617	$594	$438	$379	$315

Operating Margin (based on Awarded Compensation Expense)(3)	25.9%	25.4%	21.5%	19.2%	16.7%
% Growth	2%	36%	16%	12%

Earnings from Operations(1)	$627	$598	$428	$332	$316

Operating Margin (based on Earnings from Operations)(4)	26.4%	25.5%	21.1%	16.8%	16.8%
% Growth	5%	40%	29%	5%

Return of Capital(5)	$584	$425	$416	$540	$375

Total Shareholder Return (1-Year)(6)	(6)%	13%	56%	19%	(33)%
Total Shareholder Return (3-Year)(6)	66%	110%	25%	(16)%	(4)%

Endnotes to this Compensation Discussion and Analysis are located on page 63.

SELECTED 2015 BUSINESS PERFORMANCE HIGHLIGHTS

	Goal	2015	Status
Awarded Compensation Ratio	55% - 59% over the cycle	55.8%	Achieved
Adjusted Non-Compensation Ratio	16% - 20% over the cycle	18.2%	Achieved

OPERATING REVENUE $2,380M (Record) Up 2% vs 2014	Record Financial Advisory operating revenue of $1,280 million, up 6% from 2014

AWARDED COMPENSATION RATIO 55.8% (Financial goal achieved) Held flat to 2014	Awarded compensation ratio held flat to 2014

AWARDED OPERATING MARGIN 25.9% (Record) Up 2% vs 2014	Awarded operating margin increased 2% from 2014, reflecting cost discipline and operating leverage in our business

RETURN OF CAPITAL $584M (Financial goal achieved) Up 37% vs 2014	Share repurchases more than offset potential dilution from 2015 equity award grants. Total return of capital since 2011 equal to $2.34 billion

SELECTED 2015 COMPENSATION HIGHLIGHTS

•	Our operating revenue in 2015 increased 2% compared to 2014, while our 2015 awarded compensation ratio remained flat compared to 2014.

•	Total 2015 compensation awarded to our CEO increased 9% compared to 2014 in light of:

•	the 4% increase in our awarded operating income in 2015 as compared to 2014;

•	the 96% increase in our awarded operating income in 2015 as compared to 2011;

•	the achievement of our financial goals described above, which we originally announced in early 2012; and

•	our CEO’s individual contributions and achievements in support of our Financial Advisory business.

•	Total 2015 compensation awarded to our NEOs as a group remained approximately flat compared to 2014.

•

Approximately 80% to 93% of each NEO’s total 2015 compensation was awarded in the form of performance-based compensation. As further discussed under “2015 Compensation for Each of Our NEOs” below, our Compensation Committee granted this compensation after evaluating each NEO’s performance in light of our financial results, including our achievement of the goals described above and our achievement of other pre-determined goals set in early 2015.

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Approximately 60% of total 2015 compensation awarded to Mr. Jacobs, and at least 50% of total 2015 compensation awarded to Messrs. Bhutani, Bucaille, Hoffman and Stern, was awarded in the form of at-risk performance-based restricted stock units, or PRSUs, which vest three years after the grant date contingent upon both the achievement of three-year forward-looking performance goals and satisfaction of service conditions.

•

Consistent with 2014 and 2013, PRSUs completely replaced restricted stock units, or RSUs, which are similar to PRSUs but are only subject to service-based vesting conditions, as a vehicle for providing our NEOs with long-term equity-based incentive compensation for 2015.

•	As exemplified by our compensation practices in 2015, we remain committed to our goal to grow firm-wide awarded compensation expense at a slower rate than the rate of our operating revenue growth.

•	We have maintained control on compensation costs and applied a consistent compensation deferral policy for our NEOs and other employees.

•	We have continued to apply our discipline on compensation expense to our NEOs, even during a period of superior performance.

OUR SHAREHOLDER ADVISORY VOTES REGARDING EXECUTIVE COMPENSATION

2013 VOTE	2014 VOTE	2015 VOTE

97% FOR	98% FOR	96% FOR

We Are Committed to Our Compensation Programs

Our Compensation Committee and our NEOs viewed the 2013, 2014 and 2015 shareholder advisory votes regarding executive compensation as strong support in favor of our compensation programs, our compensation decisions and our commitment to excellence in compensation governance.

We discussed our compensation programs with many of our shareholders and other parties during 2013, 2014 and 2015 in order to better understand their views regarding our compensation programs. Those views have informed our decisions regarding our compensation programs.

•

Since 2013, our Compensation Committee has refined several aspects of our PRSU award program and has increased the portion of the total compensation awarded to our NEOs that is tied directly to the achievement of three-year, forward-looking performance goals.

•

Since 2013, our Compensation Committee has refined the structure of its NEO evaluation and compensation decision-making process. The Compensation Committee has increased its focus on pre-defined individual goals and firm-wide financial goals, as well as the Company’s progress toward key strategic metrics, in determining the amount of incentive compensation awarded to our NEOs.

•	We have continued to apply our discipline on compensation expense to our NEOs, even during a period of superior performance.

OUR COMPENSATION PHILOSOPHY AND OBJECTIVES

We Strive to Retain and Attract Talented Individuals. Our people are our most important asset. It is imperative to continue to retain, attract and motivate executives and professionals of the highest quality and effectiveness, especially given the uneven economic recovery worldwide and the current regulatory environment.

•

We prudently invest in human capital. Our compensation programs focus on retaining and attracting proven senior professionals who have strong client relationships, valuable industry expertise and demonstrated money management skills, and who understand our culture and the needs of our business. Our Compensation Committee is committed to awarding these individuals levels of compensation that are commensurate with the value that they bring to the Company and appropriate in light of competitive compensation considerations.

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Our compensation programs help to effectively retain our human capital. We believe our overall levels of compensation, as well as the structure of our long-term incentive awards, have helped us successfully retain and motivate our NEOs and other key employees. We believe our compensation policy has been effective, enabling us to retain and attract key people and resulting in low voluntary attrition.

We Pay for Performance. We firmly believe that pay should be tied to performance. Superior performance enhances shareholder value and is a fundamental objective of our compensation programs.

•

Most of the compensation we pay is based on performance. Compensation for each of our NEOs, managing directors and other senior professionals is viewed on a total compensation basis and then subdivided into two primary categories: base salary and incentive compensation. Our annual performance-based incentive compensation awards generally include cash bonuses, PRSUs, RSUs, restricted shares of Class A common stock, or restricted stock, and Lazard Fund Interests, or LFIs.

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Performance-based compensation is the principal component of our compensation strategy. We have tailored our compensation programs so that incentive compensation can be highly variable from year to year. Incentive compensation is awarded based on our financial results in the immediately preceding fiscal year, as well as each individual’s contribution to those results and to the Company’s development, including business unit performance. We also consider competitive compensation practices in the financial services industry, as well as the views of our shareholders.

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We grant at-risk, forward-looking, performance-based long-term incentive awards. The Compensation Committee has adopted a long-term incentive program under which it has granted at-risk performance-based awards to our NEOs that are based on three-year forward-looking performance metrics and that could involve potential payouts equal to zero.

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Since 2013, the Compensation Committee has refined the PRSU program by, among other things, reducing the maximum potential payout, extending the vesting schedule, modifying the scoring requirements with respect to certain performance metrics and establishing a fully prospective three-year performance period.

•

The Compensation Committee further refined the PRSU program with respect to PRSU awards granted in 2016 by modifying certain scoring requirements in light of the evolving macroeconomic environment. See “Design of Our Compensation Programs—Performance-Based Compensation—PRSU Awards” below.

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We grant long-term awards with multi-year vesting horizons and value that fluctuates with performance. The PRSUs, RSUs and restricted stock awarded to our NEOs, as applicable, and employees align the interests of our NEOs and employees with the interests of our shareholders – and link the value of these awards to performance – as the value that each individual realizes upon vesting depends:

•	for PRSUs, RSUs and restricted stock, on the long-term performance of our Class A common stock; and

•	for PRSUs, on the performance of our business as measured against specific performance goals.

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Our long-term equity awards serve as a retention mechanism. By subjecting our long-term equity awards to service-based vesting conditions, they help to retain our NEOs and employees, giving shareholders the stability of highly productive, experienced management and employees who help to perpetuate our strong firm culture.

We are Committed to Compensation Governance and Independence. Our Compensation Committee, which oversees our compensation philosophy, is committed to ensuring that our compensation programs conform to our pay-for-performance paradigm.

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We maintain an independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors. In 2012 and early 2013, our Board of Directors rotated the independent chairman of, and added a new independent director to, the Compensation Committee.

•

Our Compensation Committee continually reassesses our compensation programs. The Compensation Committee monitors the effectiveness of our compensation programs throughout the year, and performs a specific annual reassessment of the programs in the first quarter of each year in connection with year-end compensation decisions.

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Our Compensation Committee engages an independent compensation consultant. The Compensation Committee has directly and independently engaged CAP, a compensation consulting firm, to assist it with compensation analyses, including through the use of compensation data of certain of our competitors, and to advise it with respect to compensation decisions. CAP does not perform any work for the Company other than advising the Compensation Committee with respect to compensation matters and the Nominating & Governance Committee with respect to the compensation of the independent members of our Board of Directors. The Compensation Committee has concluded that none of CAP’s work to date has raised any conflicts of interest.

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We conduct an annual shareholder advisory vote regarding executive compensation. We value our shareholders’ views regarding many topics, including compensation for our NEOs. Our shareholders asked us to annually solicit their feedback on our compensation programs, and we hold an annual advisory vote regarding executive compensation. As demonstrated by our actions, the Compensation Committee strongly considers the results of the vote, as well as related feedback provided by shareholders, as part of its annual assessment of our compensation programs. We encourage our shareholders to engage with us throughout the year in constructive dialogue regarding our compensation programs.

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We have an anti-hedging policy, stock ownership guidelines and a clawback policy. We have an anti-hedging policy applicable to our NEOs. We also have robust stock ownership guidelines and a compensation clawback policy, both of which are applicable to our NEOs. See “Design of Our Compensation Programs—Other Features” below.

EXECUTIVE COMPENSATION PRACTICES: WHAT WE DO

Pay for Performance. We tie pay to performance. Other than base salaries, none of our NEOs’ compensation for 2015 was guaranteed. We review financial results and goals for the Company, as well as individual achievement, in determining NEO compensation. We grant performance-based equity awards, including awards based on transparent, objective, three-year forward-looking payout metrics.

Apply Multi-Year Vesting to Equity Awards. The PRSUs granted to our NEOs for 2015 compensation vest approximately three years after the grant date, assuming satisfaction of the performance goals and the service conditions.

Utilize Stock Ownership Guidelines. We have clear stock ownership guidelines, which all of our NEOs exceed. In addition, our directors receive a majority of their annual compensation in the form of DSUs, which are not settled, and therefore remain invested in the Company, until the director leaves our Board of Directors.

Employ Clawback and Anti-Hedging Policies. We have compensation clawback and anti-hedging policies applicable to our NEOs.

Have a Lead Director and a High Proportion of Independent Directors. 80% of the members of our Board of Directors are independent, and all members of the Committees of the Board of Directors, including the Compensation Committee, are independent directors. In addition, our Board of Directors has a Lead Director, who is an independent member of the Board of Directors and a member of all Committees of the Board of Directors, including the Compensation Committee.

Retain an Independent Compensation Consultant. Our Compensation Committee consults with CAP, its independent compensation consultant, in connection with our compensation programs generally and NEO compensation specifically.

Engage in Shareholder Outreach. We proactively engage with our shareholders and other interested parties to discuss our compensation programs and objectives.

Utilize a Structured NEO Compensation Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined goals identified by the Compensation Committee at the beginning of the year.

Mitigate Undue Risk. We do not believe that our compensation programs create risks that are reasonably likely to have a material adverse effect on the Company.

Offset Equity Award Dilution. We monitor the potentially dilutive impact of the equity component of our compensation programs and seek to offset that impact by repurchasing shares of our Class A common stock.

EXECUTIVE COMPENSATION PRACTICES: WHAT WE DON’T DO

X	No Single-Trigger Vesting. Equity-based incentive awards granted to our NEOs do not automatically vest upon a change in control.

X	No Excise Tax Gross-Ups Upon Change in Control. We do not provide excise tax gross-ups to our NEOs in connection with change in control severance payments.

X

No Guaranteed Bonuses. We do not provide guaranteed bonuses to any of our NEOs. Other than base salaries, none of our NEOs’ compensation for 2015 was guaranteed. Instead, all such compensation was at risk based on performance.

X	No Hedging Transactions or Short Sales. We prohibit our NEOs from entering into hedging transactions or short sales in respect of our Class A common stock.

DESIGN OF OUR COMPENSATION SYSTEMS—BASE SALARY

Base Salary. Base salaries are intended to reflect the experience, skill and knowledge of our NEOs, managing directors and other senior professionals in their particular roles and responsibilities, while retaining the flexibility to appropriately compensate for fluctuations in performance, both of the Company and the individual.

•

Base salaries are approved by our Compensation Committee. During 2015, each of our NEOs was a party to a retention agreement with the Company that provided for a minimum annual base salary during the term of the agreement. Base salaries for our NEOs and any subsequent adjustments thereto are reviewed and approved by the Compensation Committee annually, after consultation with our independent compensation consultant. For 2015, the Compensation Committee once again determined to maintain base salaries at the minimum level set forth in the retention agreements. Although we entered into amended retention agreements with our NEOs in March 2016 in anticipation of the expiration of their prior retention agreements, their minimum annual base salaries remain unchanged. See “Compensation of Executive Officers—Amended Retention Agreements with our NEOs” below.

•

Base salaries are the only component of our NEOs’ compensation that is not tied to performance. As further described below under “Design of our Compensation Programs—Performance-Based Compensation”, all other forms of compensation that we pay to our NEOs are at risk and linked to performance.

•

Base salaries represent a small proportion of total NEO compensation. As described below under “2015 Compensation for Each of Our NEOs”, a substantial majority of the compensation that we pay to our NEOs is performance-based compensation.

DESIGN OF OUR COMPENSATION SYSTEMS—PERFORMANCE-BASED COMPENSATION

Cash Bonuses. Except for base salaries, all cash compensation opportunity is based on a combination of Company and individual performance. Accordingly, the cash compensation paid to our NEOs and employees as a group has fluctuated from year to year, reflecting changes in the Company’s performance and financial results, as well as individual performance.

PRSU Awards. PRSUs are restricted stock units that are subject to both performance-based and service-based vesting conditions.

•

PRSU awards are performance-based awards that support the generation of shareholder value. We believe our PRSU awards support the generation of shareholder value by aligning the long-term interests of our NEOs with those of our shareholders. Because the amount an individual realizes upon the vesting of PRSUs directly depends on the performance of our business, as well as the value of our Class A common stock at that time, each individual who receives a PRSU award becomes, economically, a long-term shareholder of the Company, with interests aligned with the interests of other shareholders.

•

PRSU awards subject the NEOs to risk of total loss of a critical component of annual compensation. PRSU awards supplement our existing risk-based long-term incentive compensation programs by subjecting a substantial proportion of the total compensation payable to each of the NEOs for a given prior year (approximately 60% of the 2015 compensation for our CEO and 50%-60% of the 2015 compensation for our other NEOs) to full risk of loss based upon the long-term future financial performance of our business, measured against objective, pre-established performance goals.

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PRSU awards involve a transparent payout mechanism. PRSU awards advance our goal of implementing transparent compensation practices. The performance metrics that must be satisfied in order for PRSUs to vest are tied to factors that we consider to be critical measures of our success and our ability to build value for our shareholders. Importantly, the financial information regarding the Company that is used in measuring the Company’s performance with respect to these metrics is available to shareholders, including through our annual earnings releases. PRSUs allow our shareholders to know, in advance, how this substantial component of compensation for the NEOs will be measured and paid.

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Payouts under PRSU awards are based on objective financial metrics. The number of shares of Class A common stock that a recipient will realize upon vesting of a PRSU award will be calculated by reference to financial metrics that were chosen because they are indicative of the Company’s overall performance, rather than individual performance, both on an absolute and a relative basis. These metrics rely on criteria such as revenue growth, returns to shareholders and operating leverage. At the measurement times, each of the metrics is assigned a score based on our performance. Such scores are generally weighted evenly over the performance period, with the ultimate level of payout for the awards determined by reference to the weighted numeric score, subject in the case of a score above 2.0 to downward adjustments, as described below. PRSU awards look to pre-established metrics of the Company’s performance and link payout directly to scores awarded for such metrics.

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Payouts under PRSU awards will depend on long-term financial performance and could be equal to zero. The target number of shares of our Class A common stock subject to each PRSU is one. Based on the achievement of performance criteria, as confirmed by the Compensation Committee, the number of shares of our Class A common stock that may be received in connection with each PRSU will range from zero to two times the target number. PRSUs granted in 2016 in respect of 2015 compensation are contingent on our performance over the three-year period beginning on January 1, 2016 and ending on December 31, 2018. Unless threshold performance levels are satisfied during this period, all such PRSUs will be forfeited, and the NEOs will not be entitled to any payments with respect to such awards.

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Payouts under PRSU awards are determined, in part, by reference to the performance of our peers. As further discussed below, the financial metrics used to calculate payouts under PRSU awards include a relative measure. By including this measure, our Compensation Committee intended that our performance be judged, in part, against what our competitor companies were able to accomplish under the same general market conditions during the performance period.

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PRSU awards help retain our NEOs. PRSU awards also serve as an important retention mechanism by subjecting a significant portion of each NEO’s compensation to forfeiture if he leaves the firm prior to the vesting date. As a result, we believe our NEOs have a demonstrable and significant interest in remaining with the Company and increasing shareholder value over the long term.

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PRSU awards also include service-based vesting criteria. PRSU awards are typically made following our year-end earnings release. This year, PRSUs were granted to each of our NEOs in February. The target number of shares of Class A common stock that are subject to these PRSUs was determined in the same way that the number was derived for all of our employees, by dividing the dollar amount allocated to be granted to the NEO as a PRSU award (at the target payout level) by the average closing price of our Class A common stock on the NYSE on the four trading days ending on February 2, 2016 ($32.98). The PRSUs granted in February 2016 will vest on or around March 1, 2019, assuming satisfaction of the performance conditions and service-based vesting conditions. The PRSUs will not automatically vest in the event of a change in control, but rather will require a subsequent qualifying termination in order to be eligible for accelerated vesting, with certain variations to reflect the impact of a termination of employment or a change in control on performance conditions. See “Compensation of Executive Officers—Potential Payments Upon Termination or Change in Control” below. In exchange for their PRSU awards, our NEOs agreed to restrictions on their ability to compete with the Company and to solicit our clients and employees, which protect the Company’s intellectual and human capital. In the event we declare cash dividends on our Class A common stock during the performance period for such PRSUs, our NEOs will receive a number of RSUs equivalent in value to the amount of such dividends with respect to the target number of shares subject to such PRSUs (or, in the event we declare cash dividends following the relevant performance period, the actual number of shares that are no longer subject to performance conditions). These RSUs will not be subject to vesting based on the performance conditions, but will be subject to the service conditions of the underlying PRSUs.

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PRSUs advance our pay-for-performance paradigm. By coupling the potential value of the PRSUs with our degree of financial success, we believe we have created another strong link between value realized by our shareholders and value to the NEOs. Each NEO knows—at the beginning of a fiscal year—that the year is a component of three-year, forward-looking PRSU performance measurement periods and that his compensation under PRSU awards will be determined in part based on the Company’s performance during that fiscal year. Each NEO is updated at least annually on our performance with respect to the PRSU performance metrics.

PRSU FINANCIAL METRICS

The Compensation Committee determined that three financial ratios are the most appropriate and, taken together, comprehensive financial metrics for purposes of PRSU awards: our Volatility Adjusted Revenue Growth Ratio, or VARGR, our Capital Return Ratio, or CRR, and our Operational Leverage Ratio, or OLR, each of which is described in further detail below. Collectively, the VARGR, CRR and OLR metrics align directly with our long-term strategy of driving shareholder returns through high-quality revenue and earnings growth, focusing on reducing volatility, increasing operating leverage and returning capital to our shareholders. These performance metrics also reflect, among other things, the manner in which the Compensation Committee measures the success that the NEOs can achieve in executing our long-term strategy and managing our business for the benefit of our shareholders. An explanation of each financial ratio applicable to PRSU awards granted in respect of 2015 compensation is set forth below.

Volatility Adjusted Revenue Growth Ratio – Relative Performance Measure

We seek to generate stable, high-quality revenue growth, and we believe that our shareholders value such revenue growth. Our innovative business model incorporates balanced growth initiatives and a diversity of businesses, including operations that are countercyclical, which we believe ultimately produces less volatile revenues. We believe that the VARGR performance metric aligns directly with our objective of achieving revenue growth while simultaneously limiting volatility in order to promote consistent, high-quality revenue growth over time. And, as described in more detail below, we evaluate this metric against the members of a relevant peer group. An explanation of the VARGR metric is set forth below.

Step 1:

We establish our annual operating revenue growth rate for each fiscal year within the three-year performance period. We adjust this growth rate for debt valuation adjustment, and for certain acquisitions that may have occurred during the period, in each case, if applicable, as these items can substantially affect reported revenues and can reduce comparability among us and our peers. We then combine each of these operating revenue growth rates into a single compound operating revenue growth rate for the entire performance period.

Step 2:

We divide the compound operating revenue growth rate established in Step 1 by the historical volatility of our compound operating revenue growth rate (i.e., the standard deviation in our compound operating revenue growth rate over the preceding ten-year period, including the last year of the performance period). This normalizes our compound operating revenue growth rate and reduces the disproportionate impact of any nonrecurring events that may have occurred in a given year. Ultimately, this enhances compound operating revenue growth rate comparability among us and our peers. The value we obtain is our VARGR.

Step 3:

We determine our peers’ VARGRs, in each case using the most appropriate revenue statistic and applying Steps 1-2 above. Given their mix of businesses, the peer group for PRSUs granted in connection with 2015 compensation is: Aberdeen (which has replaced Greenhill for PRSU awards granted for 2015 compensation in light of (i) Greenhill’s relative size and recent performance and (ii) the emerging markets component of Aberdeen’s asset management business), AllianceBernstein, Bank of America Merrill Lynch, BlackRock, Citigroup, Credit Suisse, Deutsche Bank, Evercore, Goldman Sachs, JP Morgan, Legg Mason, Morgan Stanley, Schroders and UBS. We selected this peer group, which is different than the peer group used for comparative compensation analyses described under “2015 Compensation for Each of Our NEOs” below, because we feel that this peer group more accurately reflects the companies with which we actively compete in the financial services industry (without regard to their relative size, which may be relevant to compensation, but not relevant to their indicative growth rates).

Step 4:	We determine our VARGR score based on our VARGR ranking relative to the VARGRs of our peers. The VARGR scoring table is below.

Lazard VARGR Percentile Rank	VARGR Score
Lazard Rank < 20%	0.00
Lazard Rank = 20%	0.25
Lazard Rank = 40%	1.00
Lazard Rank = 60%	1.50
Lazard Rank ≥ 80%	3.00

If our VARGR ranking is between levels set forth in the table above, we will use linear interpolation to determine our VARGR score based on the scores provided for the closest levels.

Capital Return Ratio – Absolute Performance Measure

We endeavor to return capital to our shareholders, including by paying dividends to our shareholders, repurchasing equity and minimizing the need for additional capital in our business. We believe that our shareholders value our success in returning capital to them, and that the CRR performance metric aligns directly with our objective of returning capital. An explanation of the CRR metric is set forth below.

Step 1:

For each fiscal year during the performance period, we first calculate capital returned to shareholders, which we define for this purpose as (A) the aggregate value of dividends paid to our shareholders during the fiscal year, plus (B) the aggregate amount of funds used for equity repurchases during the fiscal year, plus (C) the value of our Class A common stock withheld for tax purposes during the fiscal year upon vesting of equity-based awards.

Step 2:

For the same fiscal year, we calculate our cash flow during the fiscal year, which we define for this purpose as (A) our net income for the fiscal year, calculated in the adjusted manner set forth in our annual earnings release for the fiscal year (primarily to enhance comparability between periods) plus (B) the amortization expense arising from year-end equity-based and Lazard Fund Interest, or LFI, awards recorded during the fiscal year, plus (C) aggregate cash proceeds received from any new equity or debt issuances, other than with respect to an acquisition, minus (D) the value of amounts used to fund investments relating to LFI awards, minus (E) amounts used to reduce outstanding debt.

Step 3:

We establish our CRR for the entire three-year performance period by dividing (A) the sum of the amounts obtained in Step 1 for each fiscal year in the performance period by (B) the sum of the amounts obtained in Step 2 for each fiscal year in the performance period. We then determine our CRR score based on the table set forth below.

Lazard CRR	CRR Score
CRR < 60%	0.00
CRR = 60%	0.67
CRR = 70%	1.00
CRR = 75%	1.33
CRR = 85%	1.67
CRR ≥ 90%	3.00

If our CRR is between levels set forth in the table above, we will use linear interpolation to determine our CRR score based on the scores provided for the closest levels.

Operational Leverage Ratio – Absolute Performance Measure

We are committed to effectively managing the costs of our business, including through our goal to grow firm-wide awarded compensation expense at a slower rate than the rate of our operating revenue growth. By increasing our operating leverage, we seek to advance our ultimate objective of increasing shareholder returns. We retain this objective even in years where revenue remains flat or declines, in which case we aim to stabilize and reduce our expenses. We believe that the OLR performance metric aligns directly with our objective of increasing our operating leverage through cost discipline and thereby increasing the proportion of our revenue that ultimately benefits our shareholders. The OLR performance metric provides this shareholder-focused incentive to the NEOs even during periods of revenue decline.

Step 1:

We determine our pre-tax earnings growth rate for the entire three-year performance period by reference to the fiscal year immediately preceding the period and the last fiscal year during the period, using the customary method for calculating pre-tax earnings, but (i) instead of using our compensation expense determined in accordance with GAAP, we use our awarded compensation expense for the fiscal year (excluding one-time non-recurring items, as well as the value of certain off-cycle grants and guaranteed payments that represent investments in our business) and (ii) we calculate our other expenses, including interest expense and non-compensation expense, for the fiscal year in the adjusted manner set forth in our annual earnings release for the fiscal year.

Step 2:

We establish our OLR for the entire three-year performance period by dividing the pre-tax earnings growth rate obtained in Step 1 by our operating revenue growth rate over the entire three-year performance period (similarly measured by reference to the fiscal year immediately preceding the period and the last fiscal year during the period). We then determine our OLR score based on the tables set forth below (depending on whether operating revenue growth is positive or negative over the performance period).

Positive Operating Revenue Growth		Negative Operating Revenue Growth
Lazard OLR	OLR Score	Lazard OLR	OLR Score
OLR < 100%	0.00	OLR ≥ 375%	0.00
OLR = 100%	0.67	OLR = 325%	0.67
OLR = 120%	1.00	OLR = 275%	1.00
OLR = 150%	1.33	OLR = 225%	1.33
OLR = 170%	1.67	OLR = 175%	1.67
OLR ≥ 190%	3.00	OLR < 100%	3.00

If our OLR is between levels set forth in the table above, we will use linear interpolation to determine our OLR score based on the scores provided for the closest levels.

For PRSU awards granted with respect to 2014 compensation, the OLR necessary to achieve an OLR score of 0.67, 1.00, 1.33, 1.67 and 3.00 (in the context of negative operating revenue growth) is equal to 350%, 300%, 250%, 200% and less than 200%, respectively. The refinement of this aspect of the OLR scoring system for PRSU awards granted with respect to 2015 compensation has enhanced the rigor of the OLR scoring system in negative operating revenue growth environments.

In addition, for PRSU awards granted with respect to 2015 compensation, the OLR performance metric will not apply in the event that the operating revenue growth rate during the relevant period is between -2% and 2% (as discussed under “PRSU Scoring” below).

PRSU SCORING

Generally, each of the three performance metrics (VARGR, CRR and OLR) is weighted equally. However, for PRSU awards granted with respect to 2015 compensation, the OLR performance metric would not apply in the event that our operating revenue growth rate during the relevant period is between -2% and 2%. This change was made to address the fact that if our operating revenue growth rate remains relatively flat during the relevant period, variations in our pre-tax earnings growth rate could have a disproportionately large impact on the OLR metric. In such a case, the VARGR and CRR metrics alone would be weighted equally. The determination of the number of PRSUs that may ultimately vest under each award generally will be based on the Company’s cumulative performance over the three-year performance period. The scoring corresponds directly to the level of achievement of performance goals (taking into account any applicable interpolation).

For example, the achievement of a score of 1.50 for the cumulative three-year performance period would translate into payout of the PRSU award at 1.50 times the target level (subject to achievement of the service-based vesting condition), but an overall score above 2.0 would automatically be reduced to 2.0, thereby capping payout of the PRSU award at two times the target level. Similarly, the achievement of a score of 0.50 for the cumulative three-year performance period would translate into payout of the PRSU award at 0.50 times the target level (subject to achievement of the service-based vesting condition).

Each of the three performance metrics will also be evaluated on an annual basis at the end of each fiscal year during the performance period. For this purpose, the same scoring ranges, weighting system and reference points will be used, but the evaluation will be based solely on performance during that fiscal year. If the Company achieves an aggregate score of at least 1.0 with respect to such fiscal year, as confirmed by the Compensation Committee, then 25% of the total target number of shares of Class A common stock subject to the PRSUs will no longer be at risk based on achievement of the performance criteria. Any such PRSUs will remain subject to the service-based vesting criteria described herein (and the total payout with respect to such PRSUs could increase based on the Company’s performance over the performance period). The Compensation Committee retains full discretion with respect to the interpretation and application of the scoring systems described above.

Additional information regarding the scoring of outstanding PRSU awards is set forth below.

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Evaluation of Fiscal Year 2015 Performance for PRSUs Granted with respect to 2014 and 2013 Compensation. In early 2016, the Compensation Committee evaluated the Company’s performance for 2015 with respect to VARGR, CRR and OLR under the PRSUs awarded to the NEOs with respect to 2014 and 2013 compensation. The Compensation Committee determined that the Company’s performance on the three applicable metrics exceeded an aggregate score of 1.0 for 2015. Accordingly, 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to the NEOs with respect to 2014 and 2013 compensation are not subject to further achievement of performance goals. A similar determination was made by the Compensation Committee in early 2015 in respect of the Company’s performance for 2014 on the three applicable metrics and, in early 2014, 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to our NEOs with respect to 2013 compensation similarly were no longer subject to further achievement of performance goals. However, all of these PRSUs remain subject to service-based vesting criteria that would be satisfied on or around March 1, 2018, in the case of the PRSUs granted for 2014 compensation, and on or around March 1, 2017, in the case of the PRSUs granted for 2013 compensation (and the total payout with respect to such PRSUs could increase based on the Company’s performance over the performance period). The portion of PRSU awards that have not been subject to the scoring determinations described above remain subject to performance-based vesting criteria and to full risk of forfeiture if the applicable performance goals are not achieved.

DESIGN OF OUR COMPENSATION SYSTEMS—OTHER FEATURES

Long-Term Incentive Awards Are the Primary Component of Compensation for Our Most Senior Professionals. In February 2016, we applied a progressive formula based on total compensation for all of our NEOs, managing directors and senior professionals. Pursuant to this formula, as a recipient’s total compensation (cash salary, cash bonus and long-term incentive compensation) increases, a greater percentage of his or her total compensation is composed of long-term incentive awards. This formula is based on a sliding scale that effectively begins at 5% for some of our vice presidents and directors and generally reaches 60% (or 50% in our Asset Management business) for our highest paid managing directors.

Stock Ownership Guidelines. We have stock ownership guidelines for our NEOs, which require our CEO and the other NEOs to own shares of our Class A common stock, or equity awards that ultimately will vest into shares (including restricted stock, PRSUs (considered at the target payout level) and RSUs), equal to, in the case of our CEO, six times his base salary, and in the case of each other NEO, three times his base salary. Each NEO has five years from the date that the guidelines were adopted to attain the required ownership levels. All of our NEOs currently exceed the required ownership levels. In addition, our non-employee directors receive a majority of their compensation in the form of DSUs that remain invested in the Company until they leave the Board of Directors.

Compensation Clawback Policy. We have a compensation clawback policy for our NEOs. Pursuant to our clawback policy, if the Board of Directors determines that any bonus, incentive payment, equity award or other compensation awarded to or received by an NEO was based on any financial results or operating metrics that were achieved as a result of that NEO’s intentional fraudulent or illegal conduct, we will seek to recover from the NEO such compensation (in whole or in part) as the Board of Directors deems appropriate under the circumstances and as permitted by law.

Anti-Hedging Policy. We have an anti-hedging policy for our NEOs that restricts them from engaging in hedging transactions with respect to our Class A common stock.

Double-Trigger Vesting. We apply “double-trigger” vesting for NEO long-term incentive awards. Any such awards will not immediately accelerate upon a change in control, but instead will require both a change in control and another customary event to vest.

No Excise Tax Gross-Ups. The retention agreements for each of our NEOs do not provide for excise tax gross-up provisions and reflect feedback from our shareholders, evolving best practices and our commitment to excellence in compensation governance.

2015 COMPENSATION FOR EACH OF OUR NEOS—COMPENSATION PROCESS

Decisions with regard to incentive compensation are generally made in the first quarter of each year and are based on Company and individual performance in the prior fiscal year.

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Our Compensation Committee approves NEO compensation. The Compensation Committee determines the total compensation package to be awarded to our CEO, Mr. Jacobs. Mr. Jacobs makes recommendations to the Compensation Committee as to the total compensation package to be awarded to our other NEOs. The Compensation Committee reviews and approves the total compensation package to be paid to our other NEOs and considers Mr. Jacobs’ recommendations in its review. Mr. Jacobs reviewed with the Compensation Committee the performance of each of the other NEOs individually and their overall contribution to the Company in 2015. Mr. Jacobs does not participate in sessions of the Compensation Committee at which his own compensation is determined; however, he does participate in sessions at which the compensation of the other NEOs is discussed.

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Our Compensation Committee Utilizes a Structured Decision-Making Process. Our Compensation Committee employs a structured evaluation and decision-making process, which involves a focus on the Company’s financial results, the Company’s progress regarding key strategic metrics and the Company’s performance with respect to specific pre-defined goals identified by the Compensation Committee at the beginning of the year. An illustration of the process used by the Compensation Committee for 2015 compensation decisions is set forth on the following page.

Structure of 2015 NEO Decision-Making Process

Review Business Performance	Key Metrics

• Achievement of Pre-Defined Goals, including Long-Term Financial Goals and Key Metrics Selected by Compensation Committee in Early 2015	Operating Margin Return of Capital / Capital Management Cost Discipline and Initiatives

• Corporate Performance and Economic Conditions	See “Selected Consolidated Financial Information” above

Rate Overall 2015 Business Performance

Below Par	Par	Above Par

Consider Reference Pay Ranges for Each Position
• Review competitive pay ranges, considering median peer data and market outlook
• Consider market conditions
• Review recent trends
• Consider pay mix for each position
• Develop reference pay ranges for each position and compare to the overall performance result (Below Par / Par / Above Par)

Determine Compensation for Each Position

•      Determine compensation for each NEO, considering position-specific reference pay range based on Company and individual results, and progress against Company and business unit, as appropriate, strategic objectives (described above)

• Determine performance-based compensation mix (cash bonus vs. long-term incentive) for each NEO based on market trends, historical practice and other information

Our Compensation Committee Considers a Variety of Available Information. Before any year-end compensation decisions are made, the Compensation Committee reviews information from a variety of available sources.

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Business Performance. In evaluating the total compensation packages awarded to our NEOs, the Compensation Committee considered the factors described under “2015 Business Performance Highlights” above, as well as their individual contributions to the Company, the leadership, guidance, and other individual qualities that they bring to the Company, their desire to advance the implementation of compensation discipline throughout the firm and their desire to personally participate in this initiative.

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Achievement of Financial Goals. In 2012, we articulated financial goals to our shareholders, including goals regarding our awarded compensation ratio, our adjusted non-compensation ratio and our return of capital strategy. We remained focused on these goals throughout 2015 and, in 2015, we achieved these goals. Since 2012, the Compensation Committee has reviewed the Company’s progress with respect to these and other goals in determining the total compensation packages awarded to our NEOs and has considered that progress in connection with compensation decisions.

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Financial Metrics. The Compensation Committee reviewed a variety of metrics relating to the Company’s financial performance in evaluating the total compensation packages to be awarded to our NEOs. The Compensation Committee considered the Company’s results and progress during 2015 regarding key strategic metrics, including operating revenue, awarded compensation, operating margin, cost savings and return of capital. The Compensation Committee also considered the Company’s total shareholder return, or TSR.

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Tally Sheets. The Compensation Committee reviewed a comprehensive tally sheet of all elements of each NEO’s compensation. The tally sheets included information on cash and non-cash compensation for the past three fiscal years (including current and prior year base salaries, annual bonuses, deferred cash awards, PRSUs, RSUs and LFIs, if any), and the value of benefits and other perquisites paid to our NEOs, as well as potential amounts to be delivered under post-employment scenarios.

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Competitive Compensation Considerations. The competition to attract and retain high-performing executives and professionals in the financial services industry is intense, and the amount and composition of total compensation paid to our executives must be considered in light of competitive compensation levels. In this regard, for our NEOs, the Compensation Committee reviewed an analysis prepared by CAP regarding compensation levels for 2014 (the most recent year for which comprehensive data for our peers was available), and indicative trends for 2015 year-end compensation decisions, for comparable positions at the following financial services firms: Affiliated Managers Group Inc., Blackstone Group LP, Eaton Vance Corp., Evercore Partners Inc., Greenhill & Co., Inc., Invesco Ltd, Legg Mason, Inc., Raymond James, T. Rowe Price and Stifel Financial. We chose this comparator group because we compete in the same marketplace with these companies for highly qualified and talented financial service professionals. CAP noted that while it is difficult to choose a comparator group that provides an ideal comparison for these purposes, this comparator group was appropriate in light of our size and business mix. The Compensation Committee also reviewed, for informational purposes only, data with respect to certain other companies with which we compete for financial service professionals, but that substantially exceed our market capitalization; however, these companies served only as reference points to provide a broader perspective on competitive pay levels and practices.

CAP’s analysis compared the total direct compensation for our NEOs (calculated with respect to 2014 base salary and actual cash bonuses, RSUs and PRSUs (valued at the target payout level) awarded in February 2015 for 2014 performance and, in the case of Mr. Bhutani, LFIs awarded in February 2015 for 2014 performance) to the total direct compensation for the appropriate named executive officers in the comparator group described above, or an appropriate subset of that comparator group, calculated based on compensation levels for 2014 (as reported in 2015). Each compensation reference range was influenced by CAP’s expectations for increases within our industry, overall, in light of improved 2015 performance. As a result, the 2014 market data that was used in developing the reference ranges was increased by approximately 6%. Peer data for 2015 was not fully available at the time of CAP’s analysis. CAP constructed a compensation reference range for each of our NEOs based on the comparator data as follows: for Mr. Jacobs, $9.5 million to $12.5 million; for Mr. Bucaille, $3.5 million to $4.5 million; for Mr. Bhutani, $9 million to $12 million; for Mr. Hoffman, $3.5 million to $4.5 million; and for Mr. Stern, $5.5 million to $7.5 million. See “2015 Compensation for Each of Our NEOs–Compensation Decisions” below for a table describing the compensation paid to each of our NEOs for 2015, presented in the manner that it was considered by the Compensation Committee (which was similar to the methodology used by CAP in calculating total direct compensation paid by the firms in the comparator group).

While the Compensation Committee considered the level of compensation paid by the firms in the comparator group in connection with its compensation decisions, in order to maintain competiveness and flexibility, the Compensation Committee did not target compensation at a particular level relative to the comparator group (or relevant subset of the group). This information was merely one of several data points that the Compensation Committee considered in evaluating compensation for our NEOs.

2015 COMPENSATION FOR EACH OF OUR NEOS—COMPENSATION DECISIONS

2015 Base Salaries. We have retention agreements with our NEOs that establish their respective minimum annual base salaries. These amounts were negotiated and were meant to ensure that the Company would have the services of each of the NEOs during the term of their respective agreements. See “Compensation of Executive Officers–Grants of Plan-Based Awards–Amended Retention Agreements with our NEOs” below. The base salary paid in 2015 to Mr. Jacobs was $900,000 and to each of Messrs. Bucaille, Bhutani, Hoffman and Stern was $750,000, which, in each case, is the minimum base salary set forth in the respective retention agreement. Although we entered into amended retention agreements with our NEOs in March 2016 in anticipation of the expiration of their prior retention agreements, their minimum annual base salaries remained unchanged.

2015 Incentive Compensation. As a general matter, the Compensation Committee noted that it was mindful of the compensation discipline that has been applied throughout the Company, and the ongoing leadership and support of each NEO in connection with that initiative.

In addition to the matters considered by the Compensation Committee with respect to each NEO, which are described in detail below, the Compensation Committee considered each NEO’s positioning on an internal pay scale vis-à-vis managing directors within the Company and competitive compensation practices at other firms.

Mr. Jacobs. The Compensation Committee noted that our Company performed extremely well in 2015 and delivered strong results compared to 2014 and prior years. The Company continued to adhere to the financial goals set in 2012, which it successfully achieved in 2014. The Company achieved record annual operating revenue of $2,380 million in 2015, up 2% from 2014, despite volatile markets. The Company’s awarded operating income reached $617 million in 2015, up 4% from 2014 and up 96% from 2011. The Company’s awarded operating margin reached 25.9% in 2015, up from 25.4% in 2014 and 16.7% in 2011. In evaluating incentive compensation for Mr. Jacobs, the Compensation Committee considered these important achievements, the other information regarding our Company’s performance described under “2015 Business Performance Highlights” above, and Mr. Jacobs’ extensive individual accomplishments, including his significant contributions to the Company’s Financial Advisory business that are described below. See “2015 Compensation for Each of Our NEOs–Compensation Process” above. The Compensation Committee also considered the Company’s TSR.

In addition, the Compensation Committee considered the goals and objectives established for our NEOs by the Compensation Committee in early 2015. These goals and objectives provided the Compensation Committee with a set of criteria that assisted the Compensation Committee in its evaluation of Mr. Jacobs’ performance in 2015.

The Compensation Committee specifically noted the following accomplishments as a result of Mr. Jacobs’ initiative, ongoing leadership and dedication during 2015:

•	the Company continued to execute a focused and well-received strategic plan;

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the Company continued to actively communicate with shareholders and the analyst community regarding the strategic plan, enhancing investor awareness of the Company’s business model, strategic objectives and accomplishments;

•	the Company successfully reorganized the senior leadership team within the Company’s Financial Advisory business;

•	the Company’s senior leadership team continued to be united under Mr. Jacobs’ leadership and guidance;

•	the Company continued to cultivate a culture of cost discipline throughout the firm and had proven its commitment to compensation cost control;

•	the Company continued to utilize and improve the new firm-wide performance assessment systems applicable to the Company’s employees; and

•	the Company continued to successfully retain and attract valuable senior professionals.

In addition, the Compensation Committee considered Mr. Jacobs’ individual contributions to the Company’s Financial Advisory business, which have generated and are expected to continue to generate significant revenue for the Company, and have enhanced Lazard’s valuable reputation as a preeminent financial advisory and asset management company. Mr. Jacobs led, and continues to lead, teams within our Financial Advisory business that have advised clients on the following three of the top ten largest merger and acquisition transactions announced during 2015 (Lazard clients are italicized):

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Anheuser-Busch InBev’s $106 billion recommended acquisition of SABMiller, as well as related transactions, including Anheuser-Busch InBev’s $12.0 billion divestiture of SABMiller’s interest in MillerCoors, including ownership of the Miller brand globally;

•	Dow Chemical’s $130 billion merger of equals with DuPont; and

•	Heinz’s combination with Kraft Foods, valuing the new entity at $115 billion.

Mr. Jacobs also led teams within our Financial Advisory business that advised other clients on significant merger and acquisition transactions during 2015, including Aetna in connection with its $37 billion acquisition of Humana.

Together with its independent compensation consultant, the Compensation Committee thoroughly reviewed the Company’s past compensation practices and the competitive compensation practices at other firms. The Compensation Committee also considered Mr. Jacobs’ strong desire to implement compensation discipline throughout the firm, as well as the success of his efforts to strengthen leadership and coordination throughout the Company and his strategic vision.

Based on its review, the Compensation Committee decided to grant Mr. Jacobs an incentive compensation award of $11.1 million, payable as follows: a PRSU award valued at $7.20 million (based on the achievement of performance goals at the target level) and a $3.90 million cash bonus. The PRSUs awarded to Mr. Jacobs constituted approximately 60% of Mr. Jacobs’ total compensation for 2015. The total performance-based compensation awarded to Mr. Jacobs constituted approximately 93% of his total compensation for 2015.

The following charts show Mr. Jacobs’ mix of fixed versus performance-based compensation, and cash incentive versus long-term incentive compensation, for 2015 (based on the achievement of performance goals with respect to the PRSUs at the target level).

By linking 60% of Mr. Jacobs’ compensation for 2015 directly to the future performance of our business through PRSUs, the majority of Mr. Jacobs’ compensation for 2015 will be at risk based on our ability to achieve growth and produce value for our shareholders over the next three years, notwithstanding his accomplishments in 2015. Given the combination of base salary, annual cash bonus and PRSUs awarded to Mr. Jacobs for 2015, the Compensation Committee believes it has struck the right balance between paying for current performance, on the one hand, and the desire to keep Mr. Jacobs focused on the Company’s long-term performance and continued growth, on the other hand.

Mr. Bucaille. In evaluating incentive compensation for Mr. Bucaille, the Compensation Committee and Mr. Jacobs considered the significant leadership that Mr. Bucaille provides to the Company in his role as Chief Financial Officer. Mr. Bucaille has worldwide responsibility for corporate finance, accounting and tax matters at the Company, while continuing to maintain important client relationships. The Compensation Committee and Mr. Jacobs considered Mr. Bucaille’s responsibility for establishing and implementing uniform internal policies within the Company, his contribution to the overall strength of the Company, his dedication in connection with his responsibilities as Chief Financial Officer, and his contribution toward the achievement of the Company’s financial goals. The Compensation Committee approved the following incentive compensation for Mr. Bucaille for his performance in 2015: Mr. Bucaille received a cash bonus of $852,500 and a PRSU award valued at $2.198 million (based on the achievement of performance goals at the target level). The PRSUs awarded to Mr. Bucaille constituted approximately 58% of his total compensation for 2015. The total performance-based compensation awarded to Mr. Bucaille constituted approximately 80% of his total compensation for 2015.

Mr. Bhutani. In evaluating annual incentive compensation for Mr. Bhutani, the Compensation Committee and Mr. Jacobs considered his leadership and level of performance as the CEO of LAM and his commitment to the development and performance of LAM, as well as the positive overall performance of our Asset Management business in 2015, including the financial measures described under “2015 Business Performance Highlights” above. Our Asset Management business’s operating revenue in 2015 was 1,083 million, down 3% from 2014. Year-end 2015 assets under management were $186 billion, down 5% from December 31, 2014. In addition, based on LAM’s 2015 financial performance, comparative pay levels were reduced generally for LAM senior management. Accordingly, Mr. Bhutani suggested, and the Compensation Committee agreed, that Mr. Bhutani’s compensation package should be considered in that context. The Compensation Committee approved the following incentive compensation for Mr. Bhutani for his performance in 2015, reflecting an aggregate 9% reduction from the comparable 2014 level: Mr. Bhutani received a cash bonus of $3.17 million, a PRSU award valued at $4.90 million (based on the achievement of performance goals at the target level) and a deferred cash award of $980,000. In light of Mr. Bhutani’s existing substantial level of investment in funds and other products managed by LAM, including investments through previously-granted and outstanding LFI awards, the Compensation Committee determined to grant all of Mr. Bhutani’s 2015 deferred incentive compensation in the form of PRSUs. This provided Mr. Bhutani with a mix of compensation that was consistent with the mix paid to the other NEOs. For additional information regarding LFI awards, see “Compensation of Executive Officers–Grants of Plan Based Awards” below. The PRSUs awarded to Mr. Bhutani constituted approximately 50% of his total compensation for 2015. The total performance-based compensation awarded to Mr. Bhutani constituted approximately 92% of his total compensation for 2015.

Mr. Hoffman. In evaluating incentive compensation for Mr. Hoffman, the Compensation Committee and Mr. Jacobs considered the significant leadership that Mr. Hoffman provides to the Company in his role as General Counsel. Mr. Hoffman has wide-ranging responsibility for overseeing worldwide legal and compliance operations at the Company, as well as diverse responsibilities for overseeing internal audit, global communications, legislative and regulatory affairs and other areas. The Compensation Committee and Mr. Jacobs considered Mr. Hoffman’s responsibility for establishing and implementing uniform internal policies within the Company, his contribution to the overall strength of the Company, and his contribution toward the achievement of the Company’s financial goals. Mr. Jacobs noted that Mr. Hoffman was a key contributor to the collective management team, providing leadership, advice and guidance to him, as CEO, and to the Compensation Committee, and the Compensation Committee and Mr. Jacobs further noted that Mr. Hoffman also provides such advice and guidance to the Board of Directors. The Compensation Committee approved the following incentive compensation for Mr. Hoffman for his performance in 2015: Mr. Hoffman received a cash bonus of $897,500 and a PRSU award valued at $2.303 million (based on the achievement of performance goals at the target level). The PRSUs awarded to Mr. Hoffman constituted approximately 58% of his total compensation for 2015. The total performance-based compensation awarded to Mr. Hoffman constituted approximately 81% of his total compensation for 2015.

Mr. Stern. In evaluating annual incentive compensation for Mr. Stern, the Compensation Committee and Mr. Jacobs considered several factors, including his performance as Chief Operating Officer of the Company and, since his appointment in April 2015, CEO of the Company’s Financial Advisory business, as well as his contribution to the financial strength of the Company. Mr. Stern maintains a balance between his leadership and operating responsibilities within the firm, while continuing to cultivate important client relationships. The Compensation Committee and Mr. Jacobs focused specifically on Mr. Stern’s primary role in the successful perpetuation of the Company’s cost saving initiatives, which have continued to enable the Company to achieve its financial goals. The Compensation Committee and Mr. Jacobs also considered Mr. Stern’s effective management of related issues and processes. The Compensation Committee and Mr. Jacobs further considered Mr. Stern’s effective oversight, in his capacity as CEO of the Company’s Financial Advisory business, of managing directors and senior professionals overseeing various business sectors on a global basis, as well as Mr. Stern’s involvement in the continuing use and improvement of the Company’s firm-wide performance assessment systems. The Compensation Committee approved the following incentive compensation for Mr. Stern for his performance in 2015: Mr. Stern received a cash bonus of $1.99 million and a PRSU award valued at $4.11 million (based on the achievement of performance goals at the target level). The PRSUs awarded to Mr. Stern constituted approximately 60% of Mr. Stern’s total compensation for 2015. The total performance-based compensation awarded to Mr. Stern constituted approximately 89% of his total compensation for 2015.

The following table shows the base salary and incentive compensation awarded to our NEOs for their performance in 2015 in the manner it was considered by the Compensation Committee. This presentation differs from that contained in the Summary Compensation Table for 2015 in the following respects:

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by showing the notional value of the PRSUs (assuming payout at the target level) granted in February 2016, which related to 2015 performance but are not reflected in the Summary Compensation Table for 2015 because they were granted after the end of our 2015 fiscal year;

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by excluding the grant date fair value, as determined for accounting purposes, of the PRSUs (assuming payout at the target level) and LFIs granted in February 2015, which related to 2014 performance and are included in the Summary Compensation Table for 2015;

•	by excluding the values reported in the “Change in Pension Value” and “All Other Compensation” columns, because they are not tied to the NEO’s performance for the applicable year; and

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by distinguishing deferred cash awards paid to Mr. Bhutani from annual bonus amounts, as these awards were not paid at the same time as our regular bonuses but rather were deferred until June of the year of grant, subject to Mr. Bhutani’s continued employment through the payment date.

A similar methodology has been applied to reflect 2014 and 2013 compensation, which was included for each NEO in order to provide a basis for comparison. For these prior years, the value of PRSUs and LFIs is also reflected based on the fiscal year to which they relate, rather than the fiscal year in which they were granted, and based on notional value rather than on the grant date fair value as determined for accounting purposes.

	Year	Salary	Annual Cash Bonus	Deferred Cash Awards	RSU Awards	Target PRSU Awards	Lazard Fund Interest Awards	Total Compensation

Kenneth M. Jacobs	2015	$900,000	$3,900,000	—	—	$7,200,000	—	$12,000,000
	2014	$900,000	$3,500,000	—	—	$6,600,000	—	$11,000,000
	2013	$900,000	$2,700,000	—	—	$5,400,000	—	$9,000,000

Matthieu Bucaille	2015	$750,000	$852,500	—	—	$2,197,500	—	$3,800,000
	2014	$750,000	$852,500	—	—	$2,197,500	—	$3,800,000
	2013	$750,000	$702,500	—	—	$1,847,500	—	$3,300,000

Ashish Bhutani	2015	$750,000	$3,170,000	$980,000	—	$4,900,000	—	$9,800,000
	2014	$750,000	$4,650,000	—	—	$3,600,000	$1,800,000	$10,800,000
	2013	$750,000	$3,240,000	$997,500	—	$3,325,000	$1,662,500	$9,975,000

Scott D. Hoffman	2015	$750,000	$897,500	—	—	$2,302,500	—	$3,950,000
	2014	$750,000	$897,500	—	—	$2,302,500	—	$3,950,000
	2013	$750,000	$732,500	—	—	$1,917,500	—	$3,400,000

Alexander F. Stern	2015	$750,000	$1,990,000	—	—	$4,110,000	—	$6,850,000
	2014	$750,000	$1,850,000	—	—	$3,900,000	—	$6,500,000
	2013	$750,000	$1,350,000	—	—	$3,150,000	—	$5,250,000

Perquisites. In 2015, each of our NEOs, other than Mr. Bucaille, received less than $38,000 in perquisite compensation. Our NEOs are entitled to receive the same perquisite compensation provided to all of our U.S. managing directors as a group, including (i) the payment by the Company of a portion of the health insurance premiums for each of our U.S. managing directors on the same basis that it does for all U.S. employees and (ii) being the named beneficiaries of a Company-provided life insurance and long-term disability insurance policy. None of our U.S. managing directors receive any matching contributions from the Company on their personal contributions to the Company’s 401(k) plan. Each of our U.S. managing directors is entitled to have his or her year-end personal tax returns prepared by our tax department. Messrs. Jacobs, Bucaille, Hoffman and Stern have availed themselves of this benefit. This perquisite has been a historical practice of the firm, and is provided due to the complexity involved in preparing such tax returns as the Company continues to be viewed as a partnership for U.S. tax purposes.

Pursuant to his retention agreement with the Company as in effect during 2015, Mr. Bucaille was also entitled to reimbursement of up to $10,000 per month on his residence in the New York City area, as well as reimbursement of private school tuition for each of his children under the age of 18. These additional benefits were provided to Mr. Bucaille in connection with the relocation of his family from France to the United States in order to serve as our Chief Financial Officer, and in recognition of the educational needs of his children, whose native language is French. The Compensation Committee previously determined this was appropriate in order to minimize the disruption of Mr. Bucaille’s family life and reduce distractions as a result of his relocation, thereby allowing him to focus on his duties as Chief Financial Officer. Mr. Bucaille was also entitled to a tax gross-up for such reimbursements. The aggregate value of these benefits in 2015 was $437,691. Pursuant to the amended retention agreement that the Company entered into with Mr. Bucaille on March 9, 2016, for the remainder of 2016 Mr. Bucaille will be entitled to reimbursement for housing and tuition costs at a rate of 50% of the rate that applied pursuant to his prior retention agreement. For further details regarding the amended retention agreements with Mr. Bucaille and our other NEOs, see “Amended NEO Retention Agreements” below.

Pension Benefits. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and Messrs. Hoffman and Stern have accrued additional benefits under a related supplemental defined-benefit pension plan. In each case, these benefits accrued prior to the applicable NEO becoming a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005, and our NEOs will not accrue any additional benefits. For additional information regarding benefits accrued by or payable to Messrs. Jacobs, Hoffman and Stern under these plans as of December 31, 2015, see “Compensation of Executive Officers–Pension Benefits” below.

Amended NEO Retention Agreements. In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2016, on March 9, 2016, we entered into amended retention agreements with each of our NEOs. The terms of the amended retention agreements are generally consistent with the terms of their prior retention agreements, with the following exceptions:

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The term of each retention agreement was extended to March 31, 2019. Consistent with the prior retention agreements, if there is a change in control of the Company prior to the expiration of the retention agreements, the term will automatically extend for at least two years from the date of such change in control.

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Mr. Jacobs’ retention agreement no longer provides that at least $2.1 million of his annual bonus will be paid in cash and, instead, consistent with the other NEOs, Mr. Jacobs’ amended retention agreement provides that his annual bonus will be paid in the same ratio of cash to equity and deferred awards as other executives receiving comparable bonuses.

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The duration of the covenants prohibiting the NEOs from competing with the Company and soliciting our clients was extended to six months (three months, in the event of termination by us without “cause” or by the NEO for “good reason”) following termination of the NEO’s services, from three months (one month, in the event of termination by us without “cause” or by the NEO for “good reason”).

•	The duration of the covenant prohibiting the NEOs from hiring our employees was extended to nine months following termination of employment, from six months.

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As noted above under “Perquisites”, Mr. Bucaille’s entitlement to reimbursement for housing and tuition costs was modified to provide for reimbursement of housing and tuition costs for the remainder of 2016 at a rate of 50% of the rate that applied pursuant to his prior retention agreement.

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In order to be consistent with the retention agreements with the other NEOs, pursuant to Mr. Bhutani’s retention agreement, his severance payable in the event of any qualifying termination was increased to two times the sum of base salary and average annual bonus. His prior retention agreement provided that such multiple would be one times, unless his qualifying termination occurred on or following a change in control pursuant to which the Company was acquired by an entity that had an asset management business, in which case, it would be two times.

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Mr. Jacobs’ amended retention agreement includes a new provision that permits him, in the event that his employment is terminated by us without “cause” or by Mr. Jacobs for “good reason” prior to March 31, 2019, to sell his restricted shares of our Class A common stock that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted shares otherwise would have vested.

For a further description of the terms of the NEOs’ amended retention agreements, see “Compensation of Executive Officers–Amended Retention Agreements with Our NEOs” below.

Vesting of PRSUs and RSUs. In general, unvested PRSUs, RSUs and similar awards are forfeited by our NEOs upon termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which, for purposes of these awards, includes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “Compensation of Our Executive Officers–RSU Retirement Policy” below. As described under “Compensation Discussion and Analysis–Design of Our Compensation Programs–Other Features” above, the Company has adopted “double-trigger” vesting for incentive awards granted to our NEOs, including PRSUs.

Risks Related to Compensation Policies. In keeping with our risk management framework, we consider risks not only in the abstract, but also risks that might hinder the achievement of a particular objective. We have identified two primary risks relating to compensation: that compensation will be insufficient to retain talented individuals and that compensation strategies might result in unintended incentives. To combat the first risk, as noted above, the compensation of employees throughout the Company is reviewed against comparative compensation data, permitting us to set compensation levels that we believe contribute to low rates of employee attrition. Further, long-term incentive compensation (including PRSUs and RSUs) awarded to our NEOs, managing directors and other senior professionals are generally subject to long-term vesting periods. We believe both the levels of compensation and the structure of the PRSU, RSU and similar awards have had the effect of aiding our retention of our NEOs and other key employees.

With respect to the second risk, our Company-wide year-end discretionary compensation program is designed to reflect the performance of the Company, the performance of the business in which the employee works and the performance of the individual employee, and is designed to discourage excessive risk taking. For example, paying a significant portion of our year-end compensation in the form of long-term incentive compensation (including PRSUs and RSUs) with long-term vesting periods makes or should make each of our NEOs, managing directors and other senior professionals sensitive to long-term risk outcomes, as the value of their awards increase or decrease with the performance of the Company, in the case of PRSUs, and the price of our Class A common stock, in the case of PRSUs and RSUs. In addition, PRSU performance criteria include adjustments for revenue volatility in recognition of our belief that more volatile growth is less valuable to our shareholders. We believe these criteria will provide our employees additional incentives to prudently manage the wide range of risks inherent in the Company’s business. We are not aware of any employee behavior motivated by our compensation policies and practices that creates increased risks for shareholders or our clients.

Based on the foregoing, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Philip A. Laskawy (Chair), Andrew M. Alper, Steven J. Heyer, Sylvia Jay and Michael J. Turner

Compensation Discussion and Analysis Endnotes

(1)

Operating revenue, awarded compensation expense, awarded compensation ratio, adjusted non-compensation expense, adjusted non-compensation ratio and earnings from operations are non-GAAP measures. For a description of how to calculate each of them and a reconciliation between each of them and the respective comparable GAAP financial measure, see Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Consolidated Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

(2)

Operating income based on awarded compensation expense, or our awarded operating income, is a non-GAAP measure and is defined as operating revenue ($2,380 million in 2015), minus awarded compensation expense ($1,329 million in 2015), minus adjusted non-compensation expense ($434 million in 2015).

(3)	Operating margin based on awarded compensation expense is a non-GAAP measure and is defined as operating income based on awarded compensation expense divided by operating revenue.

(4)	Operating margin based on earnings from operations is a non-GAAP measure and is defined as earnings from operations divided by operating revenue.

(5)

We calculate our return of capital during 2015 by reference to the following: (i) we paid $291 million to our shareholders in dividends; (ii) we repurchased $173 million of our Class A common stock; and (iii) we satisfied employee tax obligations of $120 million in cash in lieu of share issuance upon vesting of equity grants. We use the same methodology to calculate our return of capital during applicable prior years.

(6)

We calculate TSR by measuring the closing price of our Class A common stock as of December 31 of the final year of the measurement period against the closing price of our Class A common stock as of December 31 of the year preceding the measurement period, plus the amount of dividends paid on our Class A common stock during the measurement period (assuming the reinvestment of such dividends when they are paid).

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains information with respect to our NEOs in the manner required by SEC rules. We believe that the better way to view this information is as set forth in the table under “Compensation Discussion and Analysis—2015 Compensation for Each of Our NEOs—Compensation Decisions” above, as the information set forth below:

•

includes in 2015 compensation the grant date fair value of PRSUs (which, as of the grant date, were deemed probable of vesting in accordance with applicable accounting rules) and, in the case of Mr. Bhutani, LFIs, that relate to 2014 performance and were awarded in February 2015; and

•	does not include in 2015 compensation the grant date fair value of PRSUs that relate to 2015 performance, which were awarded in February 2016.

Similarly, the information with respect to 2014 and 2013 compensation includes PRSUs, RSUs and LFIs, as applicable, granted in the relevant calendar year, which related to the previous year’s performance, and does not include PRSUs, RSUs and LFIs, as applicable, granted with respect to the relevant calendar year’s performance.

Summary Compensation Table

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Change in Pension Value and Nonqualified Deferred Compensation Earnings (2)	All Other Compensation (3)	Total
Kenneth M. Jacobs	2015	$900,000	$3,900,000	$6,835,297(1)	$—	$37,241	$11,672,538
Chairman and Chief Executive Officer	2014	$900,000	$3,500,000	$5,538,249	$14,434	$32,844	$9,985,527
	2013	$900,000	$2,700,000	$4,984,047	$—	$31,274	$8,615,320

Matthieu Bucaille	2015	$750,000	$852,500	$2,275,818(1)	$—	$484,512	$4,362,830
Chief Financial Officer	2014	$750,000	$852,500	$1,894,796	$—	$443,116	$3,940,412
	2013	$750,000	$702,500	$1,683,340	$—	$511,874	$3,647,714

Ashish Bhutani	2015	$750,000	$4,150,000(4)	$5,528,329(1)	$—	$14,754	$10,443,083
Chief Executive Officer of Lazard Asset Management	2014	$750,000	$4,650,000	$5,072,626	$—	$13,432	$10,486,058
	2013	$750,000	$4,237,500(4)	$4,628,759	$—	$12,509	$9,628,768

Scott D. Hoffman	2015	$750,000	$897,500	$2,384,581(1)	$—	$25,854	$4,057,935
General Counsel	2014	$750,000	$897,500	$1,966,599	$36,759	$24,441	$3,675,299
	2013	$750,000	$732,500	$1,751,732	$—	$21,094	$3,255,326

Alexander F. Stern	2015	$750,000	$1,990,000	$4,039,036(1)	$—	$20,163	$6,799,199
Chief Operating Officer and Chief Executive Officer, Financial Advisory	2014	$750,000	$1,850,000	$3,230,641	$24,324	$17,016	$5,871,981
	2013	$750,000	$1,350,000	$2,572,657	$—	$16,356	$4,689,013

(1)

Represents awards granted to each of our NEOs during fiscal year 2015 that relate to 2014 performance. Represents, for each of Messrs. Jacobs, Bucaille, Hoffman and Stern, an award of PRSUs; and for Mr. Bhutani, an award of PRSUs valued at

$3,728,329 and an award of LFIs valued at $1,800,000. As required by Item 402(c)(2) of Regulation S-K, the value of the PRSUs and LFIs reported in the Summary Compensation Table is (i) based on the grant date fair value of awards in the fiscal year actually granted (rather than in the year to which the executive’s performance relates) and (ii) (A) in the case of PRSUs, is computed in accordance with FASB ASC Topic 718 based on the performance conditions applicable to such PRSUs being achieved at the target (i.e., one times) payout level, which was determined to be the probable outcome as of the grant date, without regard to estimated forfeitures, and (B) in the case of LFIs, is computed based on the fair market value of the interests in the Lazard managed funds as of the date that the applicable LFIs were awarded. See Note 14 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a discussion of the assumptions used in the valuation of the PRSUs. As required by Item 402(c)(2) of Regulation S-K, the value of the PRSUs awarded to our NEOs during fiscal year 2015 assuming a maximum payout level would have been as follows: for Mr. Jacobs, $13,071,900; for Mr. Bucaille, $4,352,300; for Mr. Bhutani, $7,130,100; for Mr. Hoffman, $4,560,300; and for Mr. Stern, $7,724,300 (in each case, only taking into account the potential value of dividends that may be payable in respect of the target payout level). The value of the PRSUs awarded to our NEOs during fiscal year 2015 assuming a minimum payout level would have been $0 for each NEO.

(2)

Represents the aggregate change in actuarial present value of the accumulated benefits of Messrs. Jacobs, Hoffman and Stern under the Lazard Frères & Co. LLC Employees’ Pension Plan and, in the case of Messrs. Hoffman and Stern, a related supplemental defined-benefit pension plan.

(3)

For 2015, represents: (i) payment of health insurance premiums in the amount of $16,492 for Mr. Jacobs, $14,613 for Mr. Bucaille, $12,005 for Mr. Bhutani, $12,005 for Mr. Hoffman, and $5,414 for Mr. Stern; (ii) life and long-term disability insurance premiums in the amount of $2,749 for each of Messrs. Jacobs, Bhutani, Hoffman and Stern, and $13,208 for Mr. Bucaille; (iii) tax preparation services in the amount of $18,000 for Mr. Jacobs, $19,000 for Mr. Bucaille, $11,100 for Mr. Hoffman and $12,000 for Mr. Stern; and (v) for Mr. Bucaille, a housing reimbursement of $120,000 (plus a related tax gross-up of $124,691) and tuition reimbursement of $94,650 (plus a related tax gross-up of $98,350).

(4)

For 2015 and 2013, included an award of $980,000 and $997,500, respectively, that was considered a deferred cash award, was payable or paid in the respective year of grant, and was contingent upon Mr. Bhutani’s continued employment until the payment date.

GRANTS OF PLAN BASED AWARDS

The following table provides information about PRSUs granted to each of our NEOs, and LFIs granted to Mr. Bhutani, in each case, during fiscal year 2015 in respect of 2014 performance.

		Potential Future Payout Under PRSUs
Named Executive Officer	Grant Date	Minimum Number	Target Number	Maximum Number	Grant Date Fair Value of PRSUs (1)	Grant Date Fair Value of LFIs
Kenneth M. Jacobs	February 10, 2015	0	130,719	261,438	$6,835,297	—
Matthieu Bucaille	February 10, 2015	0	43,523	87,046	$2,275,818	—
Ashish Bhutani	February 10, 2015	0	71,301	142,602	$3,728,329	—
	February 10, 2015	—	—	—	—	$1,800,000
Scott D. Hoffman	February 10, 2015	0	45,603	91,206	$2,384,581	—
Alexander F. Stern	February 10, 2015	0	77,243	154,486	$4,039,036	—

(1)	Amounts represent the grant date fair value of awards made in 2015, as computed in accordance with FASB ASC Topic 718, as set forth in footnote (1) to the “Summary Compensation Table” above.

The PRSUs included in the table above are subject to performance-based and service-based vesting criteria and represent a contingent right to receive a number of shares of our Class A common stock that will range from zero to two times the target number (i.e., one times). Assuming satisfaction of the applicable vesting criteria, the PRSUs granted on February 10, 2015 to each of our NEOs will vest on or around March 1, 2018. The payout level at which the PRSUs will vest is determined based on the score over a performance period beginning January 1, 2015 and ending on December 31, 2017 with respect to certain financial metrics and our performance relative to the performance of our peers; provided, however, that each of the three performance metrics also are evaluated on an annual basis at the end of each fiscal year during the performance period and may result in 25% of the total target number of shares of our Class A common stock subject to the PRSUs no longer being at risk based on the achievement of the performance criteria. See “Design of Our Compensation Programs—Performance-Based Compensation” above.

After the end of 2015, the Compensation Committee evaluated our performance for 2015 with respect to each of the three generally applicable performance metrics and determined that such performance exceeded an aggregate score of 1.0 for 2015. Accordingly, 25% of the total target number of shares of our Class A common stock subject to the PRSUs awarded to the NEOs for 2014 and 2013 compensation are not subject to further achievement of performance goals due to our performance in 2015 (but remain subject to the service-based vesting criteria described above).

Each of our NEOs signed a PRSU award agreement in connection with his award. In general, these agreements provide that unvested PRSUs are forfeited on termination of employment, except in cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to our RSU Retirement Policy. See “RSU Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. During the performance period, the target number of PRSUs (and, after the performance period, the actual number of shares of Class A common stock subject to the PRSUs) receive dividend equivalents at the same rate that dividends are paid on shares of our Class A common stock. These dividend equivalents are credited as RSUs that are not subject to the performance-based vesting criteria but are otherwise subject to the same restrictions as the underlying PRSUs to which they relate. In addition, the PRSU agreements contain standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

The LFIs included in the table above represent interests in certain Lazard investment funds. Pursuant to the terms of these awards, a portion of Mr. Bhutani’s incentive compensation is invested in funds managed by LAM. The dollar value (determined as of the grant date) of the portion of Mr. Bhutani’s incentive compensation that is invested in such funds is included in the table above. The LFIs granted on February 10, 2015 to Mr. Bhutani will vest as follows: one-third on or around March 1, 2017 and two-thirds on or around March 1, 2018. Mr. Bhutani signed an LFI award agreement in connection with his award, which provides that unvested LFIs are forfeited on termination of employment, except in limited cases such as death, disability, a termination by the Company other than for “cause” (which includes for these purposes a resignation for “good reason”) or a qualifying retirement pursuant to the RSU Retirement Policy. See “RSU Retirement Policy” and “Potential Payments Upon Termination or Change in Control” below. In the event the investment funds in which the LFIs are invested distribute earnings, such earnings are automatically reinvested in additional LFIs, with the same restrictions as the underlying LFIs to which they relate. In addition, Mr. Bhutani’s LFI award agreement contains standard covenants including, among others, noncompetition and nonsolicitation of our clients and employees.

RSU RETIREMENT POLICY

Pursuant to the RSU Retirement Policy, outstanding and unvested RSUs will vest (and in the case of members of Lazard Group who report income from Lazard Group and its affiliates on Schedule K-1 to Lazard Group’s Federal income tax return, RSUs and certain PRSUs will be settled in restricted stock) as long as (i) the holder is at least 56 years old, (ii) the holder has completed at least five years of service with the Company and (iii) the sum of the holder’s actual age and years of service is at least 70. Similarly, on such date, the service-based vesting criteria of the PRSUs will no longer apply, but the performance-based vesting criteria will continue to apply through the end of the applicable performance period, including following the executive’s retirement during the performance period. Following retirement, the restricted stock granted to the former RSU and PRSU holders remains subject to all restrictive covenants, including continued compliance with non-compete, non-solicit and other provisions contained in the original award agreement through the original vesting date of the RSUs or PRSUs, as applicable, notwithstanding any expiration date specified therein. Any dividends payable with respect to the restricted stock are held in escrow until the forfeiture provisions lapse. A recipient of restricted stock is required to make an election under Section 83(b) of the Internal Revenue Code, which subjects him or her to taxation on such restricted stock on the date of grant. With the consent of the compliance department of the Company, a recipient may dispose of a portion of the restricted stock granted to him or her to pay such taxes. Pursuant to the LFI award agreements, the RSU Retirement Policy also applies to LFIs.

Although Mr. Jacobs satisfied the age and service criteria pursuant to the RSU Retirement Policy in September 2014, due to his previous waiver of retirement eligibility, he will not become retirement eligible until March 31, 2016, which is the date that his prior retention agreement would have expired. Mr. Bucaille became retirement eligible on February 6, 2016, which is the date that he satisfied the age and service criteria pursuant to the RSU Retirement Policy. However, the special award of 71,085 RSUs granted to Mr. Bucaille in March 2011 (including accrued dividend equivalent payments) is not subject to the RSU Retirement Policy. Instead, these RSUs will be forfeited unless Mr. Bucaille remains employed through the original vesting date, which is March 1, 2019 (unless his employment is terminated prior to that date as a result of death, disability, a termination by us without “cause” or a termination by Mr. Bucaille for “good reason”). The retirement eligibility dates for Messrs. Bhutani, Hoffman and Stern are May 8, 2017, December 24, 2018 and November 4, 2022, respectively.

AMENDED RETENTION AGREEMENTS WITH OUR NEOS

In anticipation of the expiration of the prior retention agreements with our NEOs, which was scheduled to occur on March 31, 2016, on March 9, 2016, we entered into amended retention agreements with each of our NEOs. Generally, the provision of services under the retention agreements is terminable by either party upon three months’ notice, and the agreements also contain the terms and conditions set forth below.

Compensation and Employee Benefits. The term of the amended retention agreements for our NEOs expires on March 31, 2019 or, if later, the second anniversary of a change in control of the Company. The retention agreements with our NEOs provide for a minimum annual base salary of $900,000 for Mr. Jacobs and $750,000 for each of Messrs. Bhutani, Bucaille, Hoffman and Stern. In addition, each of our NEOs is entitled to an annual bonus to be determined under the Company’s applicable annual bonus plan on the same basis as annual bonuses are determined for other executive officers of the Company, provided that, in each case, the NEO is employed by the Company at the end of the applicable fiscal year. Such bonus shall be paid in the same ratio of cash to equity and deferred awards as is generally applicable to other executives receiving comparable bonuses. The retention agreements with our NEOs also provide that each is entitled to participate in employee retirement and welfare benefit plans and programs of the type made available to our most senior executives. Mr. Jacobs is entitled, subject to his continued employment with the Company, to the fringe benefits and perquisites to which he was entitled as of March 9, 2016. The retention agreement with Mr. Bucaille also provides that he is entitled to certain housing and tuition reimbursements.

Payments and Benefits Upon Certain Terminations of Service. Each amended retention agreement provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. The definitions of “cause” and “good reason” in the amended retention agreements are substantially consistent with the definitions of “cause” and “good reason” that are described under “Potential Payments Upon Termination or Change in Control” below. Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company.

In the event of a qualifying termination of an NEO, the executive generally would be entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards) based on the grant date value of such equity awards in accordance with our normal valuation methodology) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in an amount equal to two times the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding sentence is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualified termination described above). If, following termination of Mr. Jacobs’ employment and prior to a change in control of the Company, such coverage becomes impracticable due to fundamental changes in law, Mr. Jacobs and the Company will cooperate to implement reasonable changes to such coverage, as mutually agreed in writing.

Pursuant to the terms of the amended NEO retention agreements, a resignation by an NEO for “good reason” will be treated as a termination by the Company without “cause” for purposes of all of his equity awards outstanding at the time of such resignation. In addition, solely in the case of Mr. Jacobs, in the event of a qualifying termination of Mr. Jacobs’ employment prior to March 31, 2019, he will be permitted to sell his restricted shares of our Class A common stock that are subject to ongoing vesting requirements, provided that the proceeds of the sale must be deposited in escrow and will remain subject to forfeiture until the restricted shares otherwise would have vested.

Noncompetition and Nonsolicitation of Clients. While providing services to the Company (including during any period of notice of termination) and during the six-month period following termination of the NEO’s services (three-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or

•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. While providing services to us (including during any period of notice of termination) and during the nine-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. The NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

OUTSTANDING EQUITY AWARDS AT 2015 FISCAL YEAR-END

The following table provides information about the number and value of RSUs, PRSUs and shares of restricted stock held by our NEOs as of December 31, 2015. The market value of the RSUs, PRSUs and restricted stock was calculated based on the closing price of our Class A common stock on the NYSE on December 31, 2015 ($45.01). The table does not include PRSU awards that relate to 2015 performance, which were granted in February 2016 (our NEOs were not granted any RSUs that relate to 2015 performance).

Named Executive Officer	Number of RSUs and Shares of Restricted Stock That Have Not Vested (1)(2)(3)	Market Value of RSUs and Shares of Restricted Stock That Have Not Vested	Number of PRSUs That Have Not Vested (4)	Market or Payout Value of PRSUs That Have Not Vested
Kenneth M. Jacobs (5)	176,989	$7,966,275	415,608	$18,706,516
Matthieu Bucaille (5)(6)	186,864	$8,410,749	140,091	$6,305,496
Ashish Bhutani (5)	197,887	$8,906,894	239,827	$10,794,613
Scott D. Hoffman	107,855	$4,854,554	146,154	$6,578,392
Alexander F. Stern	162,273	$7,303,908	244,171	$10,990,137

(1)

Until 2014, RSU awards were typically granted to our NEOs in February of each applicable year under the 2008 Plan, and related to the prior year’s performance. The scheduled vesting dates for outstanding RSU awards granted to each of our NEOs were as follows: RSUs granted in March 2013 vested one-third on March 2, 2015 and two-thirds on March 1, 2016. This column also reflects additional RSUs received by the NEOs as dividend equivalents accrued in respect of the total target number (or, with respect to PRSUs granted in respect of 2012 compensation, the actual number) of shares of our Class A common stock subject to the PRSUs, which are not at risk based on the achievement of the performance criteria (as well as dividend equivalents accrued in respect of RSUs). The RSUs that relate to the RSUs and PRSUs referred to in the immediately preceding sentence will vest on the same schedule as the underlying RSUs or PRSUs, as applicable, to which they relate. Awards held by Mr. Jacobs are discussed in footnote 3 below.

(2)

With respect to PRSU awards granted in March 2013, in early 2015, the Compensation Committee determined by formula that Lazard had achieved an aggregate score of 2.2 with respect to the three-year performance period from January 1, 2012 to December 31, 2014. One-third of such PRSUs vested on March 2, 2015, and the remaining two-thirds vested on March 1, 2016. Accordingly, this column includes approximately two-thirds of the product of (i) 2.2 and (ii) the total original target number of shares of our Class A common stock subject to these PRSUs, which amount of shares is no longer at risk based on achievement of the performance criteria. In addition, with respect to (i) PRSU awards granted in February 2014, in early 2015, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2014 fiscal year, and (ii) PRSU awards granted in February 2014 and February 2015, in early 2016, the Compensation Committee determined that Lazard had achieved an aggregate score of at least 1.0 with respect to the 2015 fiscal year. Accordingly, this column includes 50% and 25% of the total target number of shares of our Class A common stock subject to the PRSU awards granted in February 2014 and February 2015, respectively, which, in each case, are no longer at risk based on achievement of the performance criteria and are scheduled to vest subject to service criteria on or around March 1, 2017 and March 1, 2018, respectively. All such amounts are deemed RSUs (or, in the case of Mr. Jacobs, shares of restricted stock, as further discussed in footnote 3 below) that have not vested for purposes of this table.

(3)

For Mr. Jacobs, the amounts (A) include 128,676 shares of restricted stock that were issued in 2015 in settlement of certain outstanding equity awards, in each case as a result of (i) Mr. Jacobs’ voluntary agreement to postpone his retirement eligibility date until March 31, 2016 and (ii) the tax treatment of his awards as a result of his agreement to postpone his retirement eligibility, and (B) exclude 128,512 shares of Class A common stock that Mr. Jacobs sold to the Company in March 2015 (as contemplated by the applicable award agreement) to pay related taxes. Such shares of restricted stock remain subject to vesting until applicable service requirements are satisfied. Such shares will no longer be subject to service requirements after March 31, 2016, Mr. Jacobs’ retirement eligibility date, but will remain subject to compliance with restrictive covenants until the original vesting dates.

(4)

The PRSU awards granted to our NEOs in 2014 and 2015 with respect to 2013 and 2014 performance, respectively, are scheduled to vest on or around March 1, 2017 and March 1, 2018, respectively, subject in each case to achievement of performance-based vesting criteria. Because our performance in the 2015 fiscal year exceeded the target (one times) level, and based on guidance regarding the rules of the Securities and Exchange Commission, we have included the PRSU awards in the table above based on the next highest payout level expressed as an integer (in this case, two times); however, since 50% and 25% of the total target number of shares of Class A common stock subject to the PRSUs granted in 2014 and 2015, respectively, are no longer subject to achievement of performance criteria and, accordingly, are reflected in the RSU and restricted stock column of the table above (as discussed in footnote (2) above), the amount set forth in the PRSU column reflects 1.50 times and 1.75 times the total target number of shares subject to the PRSUs granted in 2014 and 2015, respectively. The amounts reflected above are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be determined based on our actual performance through the entire performance period (and which may be lower than the two times payout level).

(5)

Mr. Bucaille became eligible for retirement under the RSU Retirement Policy on February 6, 2016. Messrs. Jacobs and Bhutani will become retirement eligible on March 31, 2016 and May 8, 2017, respectively.

(6)

Mr. Bucaille received a special award of 71,085 RSUs in 2011 that will vest on March 1, 2019, subject to satisfaction of service-based vesting requirements. This special award is not eligible for the RSU Retirement Policy.

STOCK VESTED

The following table sets forth certain information concerning PRSUs and RSUs held by our NEOs that vested in 2015. The value realized on vesting was calculated based on the closing price of our Class A common stock on the NYSE on the trading day immediately preceding the vesting date.

Named Executive Officer	Number of Shares that Vested or were Acquired on Vesting	Value Realized on Vesting	Number of Shares that were Acquired to Fund Tax Obligation	Value Realized to Fund Tax Obligation
Kenneth M. Jacobs (1)	252,370	$12,840,586	128,512	$6,538,691
Matthieu Bucaille	88,065	$4,480,747	–	–
Ashish Bhutani	151,604	$7,713,612	–	–
Scott D. Hoffman	86,527	$4,402,494	–	–
Alexander F. Stern	124,499	$6,334,509	–	–

(1)

Due to the fact that Mr. Jacobs would have become eligible for retirement under the RSU Retirement Policy on September 12, 2014, but voluntarily agreed to waive his retirement eligibility until March 31, 2016, certain PRSUs and RSUs granted to Mr. Jacobs were subject to taxation in 2015 and were settled in the form of restricted shares of our Class A common stock. Pursuant to the award agreements governing these PRSUs and RSUs, Mr. Jacobs was permitted to sell a portion of such shares to pay the related taxes, while the remainder are subject to vesting until the original service requirements are satisfied. The numbers in the columns titled “Number of Shares that Vested or were Acquired on Vesting” and “Value Realized on Vesting” exclude 128,676 shares of restricted stock that were issued to Mr. Jacobs in 2015 in connection with the foregoing (as well as 128,512 shares of Class A common stock that Mr. Jacobs sold to the Company to pay such taxes (the “Tax Obligation Portion”)). The remaining shares of restricted stock will no longer be subject to service requirements after March 31, 2016, Mr. Jacobs’ retirement eligibility date, but will remain subject to compliance with restrictive covenants until the original vesting dates.

(2)

The numbers in the columns titled “Number of Shares that were Acquired to Fund Tax Obligation” and “Value Realized to Fund Tax Obligation” include, for Mr. Jacobs, the Tax Obligation Portion described in footnote (1) above.

PENSION BENEFITS

U.S. Defined Benefit Pension Plans. The following table provides information with respect to the Lazard Frères & Co. LLC Employees’ Pension Plan, a qualified defined-benefit pension plan, and a related supplemental defined-benefit pension plan. Each of Messrs. Jacobs, Hoffman and Stern has an accrued benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan, and Messrs. Hoffman and Stern have accrued additional benefits under the related supplemental defined-benefit pension plan. The annual benefit under such plans, payable as a single life annuity commencing at age 65, would be $6,447 for Mr. Jacobs, $18,845 for Mr. Hoffman and $12,421 for Mr. Stern. Under the terms of the supplemental defined-benefit pension plan, the benefits are only payable in a single lump sum payment. These benefits accrued in each case prior to the date the applicable NEO became a managing director of the Company. Benefit accruals under both of these plans were frozen for all participants effective January 31, 2005. For a discussion of the valuation methodology and all material assumptions applied in quantifying the present value of the current accrued benefit, see Note 15 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. Messrs. Bhutani and Bucaille do not participate in any of these plans.

Named Executive Officer	Plan Name	Number of Years of Credited Service (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Kenneth M. Jacobs	Lazard Frères & Co. LLC Employees’ Pension Plan	3	$59,917	$0

Scott D. Hoffman	Lazard Frères & Co. LLC Employees’ Pension Plan	5	$84,754	$0
	Supplemental Defined- Benefit Pension Plan	5	$60,878	$0

Alexander F. Stern	Lazard Frères & Co. LLC Employees’ Pension Plan	6	$77,031	$0
	Supplemental Defined- Benefit Pension Plan	6	$3,841	$0

(1)

Mr. Jacobs has been employed by the Company for 28 years, Mr. Hoffman 22 years and Mr. Stern 21 years. Mr. Jacobs became a managing director of the Company in 1991, Mr. Hoffman in 1999 and Mr. Stern in 2002, at which point they ceased accruing benefits under these plans.

(2)

In calculating the present value of accumulated benefits outlined above, Messrs. Jacobs, Hoffman and Stern are assumed to live to age 65 and subsequently retire. They are also assumed to choose the single life annuity form of benefit under the Lazard Frères & Co. LLC Employees’ Pension Plan and the lump sum form of benefit under the Supplemental Defined-Benefit Pension Plan (for Messrs. Hoffman and Stern only). The interest rate and mortality rate used to determine the Employees’ Pension Plan present value is 4.46% for all years and the RP-2015 Mortality Table (with generational improvement using Scale MP-2015 with base year 2015) after retirement only. The Supplemental Defined-Benefit Pension Plan assumes that the annuity benefit will be converted to a lump sum at age 65 using a 4.48% interest rate and the mortality outlined in IRS Notice 2008-85 applicable for lump sum payments (projected to the year the participant attains age 65 using Scale AA). A 4.48% discount rate is used to determine the present value of this single payment at age 65 at December 31, 2015.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As described above, each of our NEOs has entered into a retention agreement with the Company, which provides for certain severance benefits in the event of a termination by us other than for “cause” or by the NEO for “good reason” (which we refer to below as a “qualifying termination”) prior to the expiration of the retention agreement. We entered into amended retention agreements with each of our NEOs in March 2016.

Each of our NEOs has received RSUs and PRSUs pursuant to the 2008 Plan, and Mr. Bhutani has also received LFIs.

The following table shows the potential payments that would have been made by the Company to each of our NEOs assuming that such NEO’s employment with the Company terminated, or a change in control occurred (in Mr. Bhutani’s case, a change in control pursuant to which we are acquired by an entity that has an asset management business), on December 31, 2015 under the circumstances outlined in the table. For purposes of this table, the price of our Class A common stock is assumed to be $45.01, which was the closing price on December 31, 2015, and the amounts set forth below reflect the terms of the retention agreements as in effect on December 31, 2015.

	Prior to a Change in Control			On or After a Change in Control
Named Executive Officer	Death or Disability	Involuntary Termination without “Cause”	Resignation for “Good Reason”	No Termination of Employment	Death or Disability	Involuntary Termination without “Cause” or Resignation for “Good Reason”
Kenneth M. Jacobs
Severance Payment (1)	—	$20,000,000	$20,000,000	—	—	$20,000,000
RSU, PRSU and Restricted Stock Vesting (2) (3)	$20,881,444	$20,881,444	$20,881,444	—	$26,672,791	$26,672,791
Pro-rata Annual Incentive Payment (4)	$9,100,000	$9,100,000	$9,100,000	—	$9,100,000	$9,100,000
Salary in Lieu of Notice (6)	—	$225,000	—	—	—	$225,000
Matthieu Bucaille
Severance Payment (1)	—	$7,100,000	$7,100,000	—	—	$7,100,000
RSU and PRSU Vesting (2) (3)	$12,770,867	$12,770,867	$12,770,867	$3,733,489	$14,716,245	$14,716,245
Pro-rata Annual Incentive Payment (4)	$2,800,000	$2,800,000	$2,800,000	—	$2,800,000	$2,800,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500
Ashish Bhutani
Severance Payment (1)	—	$10,387,500	$10,387,500	—	—	$20,775,000
RSU, PRSU and LFI Vesting (2) (3) (5)	$20,988,335	$20,988,335	$20,988,335	—	$24,278,611	$24,278,611
Pro-rata Annual Incentive Payment (4)	$9,637,500	$9,637,500	$9,637,500	—	$9,637,500	$9,637,500
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500
Scott D. Hoffman
Severance Payment (1)	—	$7,350,000	$7,350,000	—	—	$7,350,000
RSU and PRSU Vesting (2) (3)	$9,400,924	$9,400,924	$9,400,924	—	$11,432,945	$11,432,945
Pro-rata Annual Incentive Payment (4)	$2,925,000	$2,925,000	$2,925,000	—	$2,925,000	$2,925,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500
Alexander F. Stern
Severance Payment (1)	—	$11,750,000	$11,750,000	—	—	$11,750,000
RSU and PRSU Vesting (2) (3)	$14,886,067	$14,886,067	$14,886,067	—	$18,294,044	$18,294,044
Pro-rata Annual Incentive Payment (4)	$5,125,000	$5,125,000	$5,125,000	—	$5,125,000	$5,125,000
Salary in Lieu of Notice (6)	—	$187,500	—	—	—	$187,500

(1)

In addition to the severance payments listed, each of our NEOs would have been entitled to receive between one and two years of medical and dental coverage following termination. However, amounts relative to this benefit are immaterial and have not been included in the table.

(2)

Valuation of all RSU and PRSU awards is based upon the full value underlying our Class A common stock at the close of business on December 31, 2015, without taking into account any discount for the present value of such awards. Upon a change in control, (i) PRSU and RSU awards granted during 2013 and later generally will not accelerate upon a change in control, but will instead require both a change in control and another customary event (such as a qualifying termination) in order to vest, and (ii) PRSU awards will no longer be subject to the performance conditions and the payout level will be determined by the Compensation Committee based on the greater of (A) the target level or (B) the Company’s actual performance for the period beginning at the start of the performance period and ending on the date of the change in control, but the awards will remain subject to the service conditions, absent a qualifying termination, through the original vesting dates. The table above assumes, with respect to the PRSU awards for which the three-year performance period has not ended, that upon a change in control and another customary event (such as a qualifying termination), the performance conditions and the payout level would be equal to two times the target level. This assumption is not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be lower than two times the target level). For Mr. Jacobs, amounts include the value of restricted stock that he received in connection with his voluntary agreement to postpone his retirement eligibility. See “Outstanding Equity Awards at 2015 Fiscal Year-End” above.

(3)

Upon death, (i) all RSU awards vest upon the earlier of 30 days or the scheduled vesting date, and (ii) all PRSU awards vest immediately (or, if the death occurs more than halfway through the fiscal quarter, as soon as practicable following the Compensation Committee’s determination of the payout level), with the payout level based on (A) our actual performance during the portion of the performance period ending on the last day of the fiscal quarter preceding the date of death (or, if the death occurs more than halfway through the fiscal quarter, the last day of such fiscal quarter) and (B) the target level for the remainder of the performance period. Upon disability, a termination without “cause” or resignation for “good reason”, (i) the PRSU payout level will be determined in a manner consistent with clauses (A) and (B) of the immediately preceding sentence, and (ii) the NEOs may be immediately taxed on 100% of the shares underlying the RSUs and PRSUs. Accordingly, a percentage of the shares underlying the RSUs and PRSUs in the amount sufficient to cover payment of taxes will be delivered to the executive immediately upon termination, and the remaining percentage will be delivered on the original vesting dates, provided that the executive does not violate his restrictive covenants. The table above assumes, with respect to the PRSU awards for which the three-year performance period has not ended, that in the case of a termination without “cause”, upon death or disability or resignation for “good reason” (other than following a change in control), the performance conditions would be equal to approximately 1.3333 times and 1.6667 times the target level in respect of the PRSU awards granted in 2015 and 2014, respectively, with the payout level determined accordingly. These assumptions are not necessarily indicative of future payouts for the awards, which are not now known but will ultimately be based on our actual performance through the relevant period (which may be higher or lower than the amount assumed for this calculation). For the PRSU awards granted in 2013, since the three-year performance period ended as of December 31, 2014, the performance conditions and the payout level are based on actual performance equal to 2.2 times the target level. The scheduled vesting dates for outstanding PRSU and RSU awards are set forth in Footnote (1) to the “Outstanding Equity Awards at 2015 Fiscal Year-End” table above.

(4)

Under the terms of their retention agreements, each NEO may receive a pro-rated portion of the annual incentive compensation that he would have received in the absence of such termination. Assuming a December 31, 2015 death or disability, all NEOs were assumed to have received their full incentive compensation award for 2015 (annual cash bonus plus the value of the PRSU award (determined in each case based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of the PRSUs) and, in the case of Mr. Bhutani, the value of the LFI awards).

Pursuant to their retention agreements, in the event of an involuntary termination without “cause” or resignation for “good reason”, or upon termination due to death or disability, each NEO is entitled to a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards or LFI awards based on the grant date value of such awards in accordance with our normal valuation methodology, at the target level, in the case of PRSUs) paid or payable to the executive for our two completed fiscal years immediately preceding the fiscal year in which the termination occurs.

(5)

Upon death, LFIs will immediately vest. Upon disability, or a termination without “cause” or resignation for “good reason”, Mr. Bhutani may be immediately taxed on 100% of the LFIs. Accordingly, a percentage of the LFIs in an amount sufficient to cover taxes may be sold, and the remaining percentage will remain subject to restrictive covenants through a limited period.

(6)

Under the retention agreements, each of the NEOs is entitled to three months’ notice (or, if the Company elects, base salary in lieu of such notice period) following a termination by the Company other than for cause, death or disability. In addition, for Mr. Jacobs, this notice period or salary in lieu thereof applies upon a resignation for good reason solely due to a failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

None of the NEOs is entitled to an excise tax gross-up payment with respect to Section 280G of the Code. Instead, the retention agreements provide for a “best net” approach, whereby change-in-control payments are limited to the threshold amount under Section 280G if it would be more favorable to the NEO on a net after-tax basis than receiving the full payments and paying the excise taxes. In the case of each of Messrs. Jacobs, Bucaille and Hoffman, in the event of a termination of his employment without “cause” or resignation for “good reason” following a change in control, he would benefit from a reduction in his payment, rather than paying the excise tax, as follows: Mr. Jacobs, a reduction of $1,863,611; Mr. Bucaille, a reduction of $1,936,300; and Mr. Hoffman, a reduction of $1,872,027. These reductions are not reflected in the amounts set forth above. In the case of Messrs. Bhutani and Stern, it would be economically more favorable for them (after taking the excise tax into account) to receive their full payments.

PRIOR RETENTION AGREEMENTS

Except in the case of a qualifying termination that occurs on or following a change in control of the Company, the severance benefits described below are conditioned upon the applicable NEO timely delivering an irrevocable waiver and release of claims in favor of the Company and its affiliates.

With respect to a termination for “cause” of an NEO under the retention agreements as in effect on December 31, 2015, the term “cause” generally means: (i) conviction of, or a guilty plea or plea of nolo contendere (or non-U.S. equivalent) to, a felony, or of any other crime that legally prohibits the NEO from working for the Company; (ii) a breach of a regulatory rule that materially adversely affects the NEO’s ability to perform his duties for the Company; (iii) willful and deliberate failure on the part of the NEO (A) to perform his employment duties in any material respect or (B) to follow specific reasonable directions received from the CEO (or, for Messrs. Jacobs and Hoffman, from the Board of Directors or, for Mr. Bucaille, from the Audit Committee of the Board of Directors); or (iv) a breach of the covenants contained in the retention agreements that is (individually or combined with other such breaches) demonstrably and materially injurious to the Company or any of its affiliates. Notwithstanding the foregoing, (1) with respect to the events described in clauses (ii), (iii)(A) and (iv) of the prior sentence, the NEO’s acts or failures to act generally shall not constitute cause to the extent taken (or not taken) based upon the direct instructions of the Board of Directors (or the CEO for Messrs. Hoffman, Bhutani, Bucaille and Stern) or upon the direct advice of counsel to the Company; (2) no act or failure to act will be considered “willful” unless it is done (or omitted to be done) by the NEO in bad faith or without reasonable belief that his action or omission was in the best interests of the Company; (3) clause (iii) of the prior sentence will not apply to any failure by the NEO resulting from incapacity due to physical or mental illness or following a termination by the Company of his employment without cause or his resignation for good reason. In addition, any termination following a change in control for a reason other than as described in clause (i) above shall not be considered for “cause” until the NEO is delivered a copy of a valid resolution finding, by the affirmative vote of two-thirds of the entire membership of the board of directors (or similar governing body) of the entity that is the parent of the Company, that circumstances constituting “cause” exist.

With respect to a resignation by an NEO for “good reason” under the retention agreements as in effect on December 31, 2015, the term “good reason” generally means (subject to notice and a cure period): (i) the assignment to the NEO of any duties inconsistent in any material respect with his position(s) (including status, offices, titles and reporting requirements), authority, duties or responsibilities (including, for Mr. Jacobs, any authority, duties or responsibilities as are consistent with those exercised generally by the chief executive officer of a public company) as in effect as of (A) for Mr. Jacobs, October 24, 2012 and (B) for the other NEOs, March 14, 2013, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities from the level in effect as of such applicable date; (ii) any obligation that the NEO report other than directly to (A) the

Board of Directors, in the case of Mr. Jacobs, (B) the Board of Directors or CEO, in the case of Mr. Hoffman, (C) the Audit Committee of the Board of Directors or the CEO, in the case of Mr. Bucaille and (D) the CEO, in the case of Messrs. Bhutani and Stern; (iii) a material breach by the Company of the terms of the retention agreement, including the nondisparagement covenant favoring the NEO; or (iii) without the NEO’s written consent, any requirement that the NEO’s principal place of employment be relocated to a location that increases the executive’s commute from his primary residence by more than 30 miles. Mr. Bhutani’s retention agreement also defines “good reason” to include any person, other than Mr. Bhutani, receiving the title “Chairman of Lazard Asset Management LLC” or Chairman of our asset management group, unless (1) such person receives such title in connection with a merger or acquisition transaction involving Lazard, on the one hand, and an unrelated company that has an asset management group, on the other hand and (2) such transaction is approved by the Board of Directors. With respect to Mr. Jacobs, his retention agreement also defines “good reason” as any failure by the Company to continue, following the expiration of the retention agreement, Mr. Jacobs’ employment as CEO and Chairman pursuant to an agreement having terms and conditions that are reasonable and customary at the time of such expiration, except in the event that Mr. Jacobs rejects an offer of continued employment consistent with the foregoing.

In the event of a qualifying termination of an NEO on December 31, 2015, the executive generally would have been entitled to receive in a lump sum: (1) any unpaid base salary accrued through the date of termination; (2) any earned but unpaid bonuses for years completed prior to the date of termination; (3) a pro-rated portion of the average annual bonus (or, to the extent applicable, cash distributions, and including any bonuses paid in the form of equity awards (including LFI awards) based on the grant date value of such equity awards in accordance with our normal valuation methodology, at the target level, in the case of PRSUs) paid or payable to the executive for the Company’s two completed fiscal years immediately preceding the fiscal year in which the termination occurs; and (4) a severance payment in the following amount: two times (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one times in all other cases) the sum of such NEO’s base salary and average annual bonus (not pro-rated) described in clause (3). The pro-rated portion of the average annual bonus described in clause (3) of the immediately preceding payment is also payable in the event of a termination due to death or disability. Upon a qualifying termination, each NEO and his eligible dependents would generally continue to be eligible to participate in the Company’s medical and dental benefit plans, on the same basis as in effect immediately prior to the date of termination (which currently requires the NEO to pay a portion of the premiums) for two years (in the case of Mr. Bhutani, so long as his qualifying termination occurs on or following a change in control pursuant to which the Company is acquired by an entity that has an asset management business, and one year in all other cases) following such termination. The period of such medical and dental benefits continuation would generally be credited towards the NEO’s credited age and service for the purpose of our retiree medical program.

In addition to the post-employment medical and dental benefits described above, following a termination of Mr. Jacobs’ service for any reason other than for “cause”, Mr. Jacobs and his eligible dependents would be eligible for continued participation in our medical and dental benefits plans for the remainder of Mr. Jacobs’ life and that of his current spouse, with

Mr. Jacobs or his spouse paying the full cost of all premiums associated with such coverage (other than during the periods following a qualifying termination described above).

A resignation by an NEO for good reason would have been treated as a termination by the Company without cause for purposes of all of his equity and LFI awards outstanding at the time of such resignation.

Noncompetition and Nonsolicitation of Clients. Under the retention agreements as in effect on December 31, 2015, while providing services to the Company and during the three-month period following termination of the NEO’s services (one-month period in the event of such a termination by us without “cause” or by the NEO for “good reason”), the NEO may not:

•

provide services or perform activities in a line of business that is similar to any line of business in which the NEO provided services to us in a capacity that is similar to the capacity in which the NEO acted for us while providing services to us (“competing activity”) for any business or business unit that engages in any activity, or owns or controls a significant interest in any entity that engages in any activity, that competes with any activity in which we are engaged up to and including the date of termination of employment (a “competitive enterprise”);

•	acquire an ownership or voting interest of more than 5% in any competitive enterprise; or

•

solicit any of our clients on behalf of a competitive enterprise or reduce or refrain from doing business with us in connection with the performance of services that would be competing activities, or otherwise interfere with or damage (or attempt such acts in respect of) any client’s relationship with us.

Nonsolicitation of Employees. Under the retention agreements as in effect on December 31, 2015, while providing services to us and during the six-month period following termination of the NEO’s services, the NEO may not, directly or indirectly, in any manner, solicit or hire any of our officers, agents or employees at the associate level or above to apply for, or accept employment with, any competitive enterprise, or otherwise interfere with any such officer’s, agent’s or employee’s relationship with us.

Transfer of Client Relationships, Nondisparagement and Notice Period Restrictions. Under the retention agreements as in effect on December 31, 2015, the NEO is required, upon termination of his services to us and during the 90-day period following termination, to take all actions and do all things reasonably requested by us to maintain for us the business, goodwill and business relationships with our clients with which he worked; provided that such actions and things do not materially interfere with other employment or professional activities of the NEO. In addition, while providing services to us and thereafter, the NEO generally may not disparage us and the Company generally may not disparage him, and before and during the three-month notice period prior to termination, the NEO is prohibited from entering into a written agreement to perform competing activities for a competitive enterprise.

AWARD AGREEMENTS AND “DOUBLE-TRIGGER” VESTING

Beginning in 2013, we adopted “double-trigger” vesting for NEO PRSU, RSU and LFI awards in the event of a change in control, such that PRSU, RSU and LFI awards granted to our NEOs in 2013 and later generally will not immediately accelerate vesting upon a change in control, but will instead require both a change in control and another event (such as a qualifying termination) in order to vest. Mr. Bucaille’s outstanding special retention award granted in 2011 that is scheduled to vest in March 2019 automatically will vest in the event of a change in control. In the case of the PRSUs, upon a change in control, the performance period for the unvested but outstanding PRSUs will be deemed to end and the payout level for such performance period will be determined by the Compensation Committee, based on the greater of (i) the target level or (ii) the Company’s performance (as measured by the performance metrics described in the underlying PRSU award agreement) through the date of such change in control. However, the service conditions will continue to apply to the PRSUs following a change in control, subject to acceleration in the case of certain qualifying terminations (whether occurring before or after such change in control).

If an NEO had voluntarily resigned from the Company on December 31, 2015 without “good reason” or was terminated by the Company for cause, he would not have been entitled to receive any severance payments from the Company, and any unvested RSUs, PRSUs and LFIs would have been forfeited. None of our NEOs were retirement eligible as of December 31, 2015.

CHANGE IN CONTROL

The term “change in control,” as used in the retention agreements and the 2008 Plan, generally means any of the following events: (i) an acquisition (other than directly from the Company) by an individual, entity or a group (excluding the Company or an employee benefit plan of the Company or a corporation controlled by the Company’s shareholders) of 30% or more of either (A) the then-outstanding shares of our Class A common stock (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) a change in a majority of the current Board of Directors of the Company (the “Incumbent Board”) (excluding any persons approved by a vote of at least a majority of the Incumbent Board other than in connection with an actual or a threatened proxy contest); (iii) consummation of a merger, consolidation or sale of all or substantially all of the Company’s assets (collectively, a “Business Combination”) other than a Business Combination in which all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock, and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination, at least a majority of the board of directors of the resulting corporation were members of the Incumbent Board, and after which no person owns 30% or more of the stock of the resulting corporation, who did not own such stock immediately before the Business Combination; or (iv) shareholder approval of a complete liquidation or dissolution of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING AND COMPLIANCE

Our directors and officers file reports with the SEC indicating the number of shares of any class of our equity securities they owned when they became a director or officer and, after that, any changes in their ownership of our equity securities. These reports are required by Section 16(a) of the Exchange Act. We have reviewed these reports and we have received written representations from the individuals required to file these reports. Based on this review, we believe that during 2015 each of our directors and officers required to file these reports has complied with applicable reporting requirements for transactions in our equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy on Related Party Transactions

Our Board of Directors has adopted a written policy requiring that all “Interested Transactions” (as defined below) be approved or ratified by either the Nominating & Governance Committee or, under certain circumstances, the Chair of the Nominating & Governance Committee. The Nominating & Governance Committee is required to review the material facts of all Interested Transactions that require the Committee’s approval or ratification and either approve or disapprove of the entry into the Interested Transaction. In determining whether to approve or ratify an Interested Transaction, the Nominating & Governance Committee takes into account, among other factors it deems appropriate, whether the Interested Transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the interest of the “Related Party” (as defined below) in the transaction. In addition, the Board of Directors has delegated to the Chair of the Nominating & Governance Committee the authority to pre-approve or ratify (as applicable) any Interested Transaction with a Related Party in which the aggregate amount involved is expected to be less than $1 million. A report is then made to the Nominating & Governance Committee at its next regularly scheduled meeting of each new Interested Transaction pre-approved by the Chair of the Nominating & Governance Committee. Any director who is a Related Party with respect to an Interested Transaction may not participate in any discussion or approval of such Interested Transaction. An “Interested Transaction” is one in which (i) we are a participant, (ii) the aggregate amount involved will or may be expected to exceed $120,000, (iii) one of our executive officers, directors, director nominees, 5% shareholders, or their family members (each a “Related Party”) has a direct or indirect material interest in the transaction and (iv) the transaction is required to be disclosed in our Proxy Statement or Annual Report on Form 10-K pursuant to the rules and regulations promulgated by the SEC.

Related Party Transactions

Tax Receivable Agreement

In connection with our initial public offering and related transactions in May 2005, we entered into a tax receivable agreement with the predecessor of LMDC Holdings, LLC (“LMDC Holdings”) on May 10, 2005 (the “Tax Receivable Agreement”). The agreement was based on the mutual recognition that the redemption of Lazard Group membership interests that were held by the historical partners of Lazard Group LLC (“Lazard Group”) on May 10, 2005 for cash resulted in an increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group that otherwise would not have been available. The agreement also was based on the mutual recognition that the exchange from time to time by such historical partners of exchangeable interests in LAZ-MD Holdings LLC for shares of our Class A common stock could subsequently result in additional increases in such tax basis.

On June 16, 2015, the Company and LMDC Holdings amended and restated the Tax Receivable Agreement and, on October 26, 2015, the Company and LTBP Trust, a Delaware statutory trust (the “Trust”), entered into a Second Amended and Restated Tax Receivable Agreement (the “Amended and Restated Tax Receivable Agreement”).

Pursuant to these transactions, among other things, (i) LMDC Holdings assigned all of its obligations under the Tax Receivable Agreement, including the obligation to receive payments and promptly distribute them to historical partners of Lazard Group, to the Trust, and the Trust assumed all of LMDC Holdings’ obligations thereunder, (ii) LMDC Holdings distributed the interests in the Trust to certain owners of LMDC Holdings, and (iii) holders of interests in the Trust obtained the ability, subject to certain restrictions and conditions, to transfer such interests to certain additional persons and entities, including the Company.

The Amended and Restated Tax Receivable Agreement provides for the payment by our subsidiaries to the Trust of (i) approximately 45% (following the July 2015 purchase described below) of the amount of cash savings, if any, in U.S. federal, state and local income tax or franchise tax that we actually realize as a result of the increases in tax basis and of certain other tax benefits related to the Amended and Restated Tax Receivable Agreement, and (ii) an amount that we currently expect will approximate 85% of the cash tax savings that may arise from tax benefits attributable to payments under the Amended and Restated Tax Receivable Agreement. Our subsidiaries expect to benefit from the balance of cash savings, if any, in income tax that our subsidiaries realize. Any amount paid by our subsidiaries to the Trust will generally be distributed to the owners of the Trust, including our executive officers, in proportion to their beneficial interests in the Trust.

For purposes of the Amended and Restated Tax Receivable Agreement, cash savings in income and franchise tax will be computed by comparing our subsidiaries’ actual income and franchise tax liability to the amount of such taxes that our subsidiaries would have been required to pay had there been no increase in the tax basis of the tangible and intangible assets of Lazard Group attributable to our subsidiaries’ interest in Lazard Group as a result of the redemption and exchanges and had our subsidiaries not entered into the Amended and Restated Tax Receivable Agreement. The term of the Amended and Restated Tax Receivable Agreement will continue until approximately 2033 or, if earlier, until all relevant tax benefits have been utilized or expired.

As discussed in Note 17 of Notes to the Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, during the period ended June 30, 2015, the Company released substantially all of its valuation allowance against deferred tax assets. As a result, we accrued a corresponding liability of approximately $962 million during the quarter ended June 30, 2015 for amounts relating to the Amended and Restated Tax Receivable Agreement at that time.

In July 2015, the Company purchased approximately 47% of the then-outstanding beneficial interests in the Trust from certain owners of the Trust for approximately $42 million in cash, which resulted in the automatic cancellation of such beneficial interests and the extinguishment of a significant portion of our payment obligations under the Amended and Restated Tax Receivable Agreement. The cumulative liability relating to our obligations under the Amended and Restated Tax Receivable Agreement as of December 31, 2015 was approximately $524 million.

The amount of the Amended and Restated Tax Receivable Agreement liability is an undiscounted amount based upon currently enacted tax laws, the current structure of the Company and various assumptions regarding potential future operating profitability. The assumptions reflected in the estimate involve significant judgment. As such, the actual amount and timing of payments under the Amended and Restated Tax Receivable Agreement could differ materially from our estimates.

The Company made one payment of approximately $1.4 million under the Amended and Restated Tax Receivable Agreement in 2015.

Certain Relationships with Our Directors, Executive Officers and Employees

Laurent Mignon, a member of our Board of Directors, is the Chief Executive Officer of Natixis. In July 2014, the Company and Natixis entered an arrangement that would allow them, on a non-exclusive and optional basis, to place and underwrite securities on the French equity capital markets under the common brand “Lazard-Natixis.” The arrangement may be terminated by either party at any time.

During 2016 and 2015, certain of our executive officers received Class A common stock in connection with the vesting or conversion of previously-granted deferred equity incentive awards. The vesting or conversion, as applicable, of such equity awards gave rise to a tax payable by the executive officers, and, consistent with our past practice, the Company purchased shares of Class A common stock from the executive officers equal in value to the estimated amount of such tax. Each of the foregoing transactions, including its terms, was reported in a Form 4 filing.

The Company and its affiliates engage in asset management or other transactions or arrangements with, and provide ordinary course financial services to, entities and funds within the Vanguard Group and its affiliates or their respective clients, including by acting as a sub-advisor to certain funds managed by the Vanguard Group. These transactions and arrangements are negotiated on an arms-length basis, contain customary terms and conditions, and are unrelated to the ownership of our Class A common stock by the Vanguard Group or its related funds and entities.

Some of our directors and executive officers (and persons or entities affiliated with them) have funds under management with, or other accounts with, our Asset Management business, and have invested or may invest their personal funds in other funds or investments that we have established and that we may manage or sponsor.

ITEM 3

APPROVAL OF THE FRENCH SUB-PLAN

General

We are asking our shareholders to approve the French Sub-plan, which operates under the 2008 Plan, for the purpose of qualifying for favorable tax treatment under the Macron Law in France, which was published on August 7, 2015. Pursuant to the Macron Law, if the requisite shareholder approval is obtained after August 7, 2015, RSUs that are granted under the French Sub-plan to eligible employees who are French tax residents may qualify for tax treatment that is favorable both to Lazard and to the employees who receive such RSUs. We refer to RSUs that are intended to qualify for favorable tax treatment under the Macron Law as Qualified RSUs. All shares of our Class A common stock issued pursuant to Qualified RSUs will reduce the existing share reserve pursuant to the 2008 Plan and will be subject to the terms of the 2008 Plan.

If our shareholders do not approve the French Sub-plan, our employees who are French tax residents would continue to receive RSUs pursuant to the 2008 Plan, but neither Lazard nor the employees would benefit from the favorable tax treatment under the Macron Law. In addition to foregoing the savings that would otherwise be available to the Company under the Macron Law, we believe this would adversely affect our competitiveness and our ability to effectively retain, attract and motivate talented individuals.

The French Sub-plan would not alter the 2008 Plan in any way and would not increase the number of shares currently authorized for issuance pursuant to the 2008 Plan or any equity-based compensation awards.

Under the terms of the 2008 Plan, the Compensation Committee may, subject to applicable law, grant awards to persons outside the United States under such terms and conditions as may, in its judgment, be necessary or advisable to comply with the laws of the applicable foreign jurisdictions and, to that end, may establish sub-plans. The following is a summary of the principal features of the French Sub-plan and does not purport to be a complete description of all of its provisions. This summary is qualified in its entirety by reference to the full text of the French Sub-plan, which is set forth as Annex B to this Proxy Statement. In addition, for a more complete description of the terms of the 2008 Plan, please see our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 24, 2008.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors recommends a vote FOR the approval of the French Sub-plan.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the approval of the French Sub-plan.

Purpose of the French Sub-plan

The Board approved the French Sub-plan, subject to shareholder approval, for the purposes of:

•	obtaining tax and other savings that would be available to the Company in connection with grants of Qualified RSUs pursuant to the Macron Law, and

•

providing incentives to our employees and certain directors of our French subsidiaries, in each case who are French tax residents, that take advantage of the favorable tax treatment for recipients of Qualified RSUs pursuant to the Macron Law.

Types of Awards

Only Qualified RSUs may be granted pursuant to the French Sub-plan.

Shares Reserved for Awards

The number of Qualified RSUs that may be granted under the French Sub-plan will not exceed the lesser of (a) the number permitted under the 2008 Plan and (b) the number permitted under applicable French law. Pursuant to French law, that maximum number may not exceed 10% of all issued and outstanding shares of all classes of the Company’s stock, taking into account the Qualified RSUs that are subject to such contemplated grant and any other Qualified RSUs outstanding under the French Sub-plan and any previous French sub-plan. The awards that will be made in the future under the French Sub-plan are not currently determinable, and such awards are within the discretion of the Compensation Committee; however, we do not expect that our compensation practices, or the number of equity-based awards that we issue to our French employees, would increase as a result of the implementation of the French Sub-plan.

Terms of Awards

The terms and conditions applicable to Qualified RSUs (including those relating to vesting, settlement and holding periods) will be determined by the Compensation Committee. Except in the case of a holder’s death, delivery of shares of Class A common stock in settlement of Qualified RSUs shall not occur prior to: (x) if such shares are subject to a holding period of at least one year, the first anniversary of the grant date, or (y) if no such holding period is applicable to the shares, the second anniversary of the grant date. Qualified RSUs will vest immediately upon termination of the holder’s employment due to death, and in the event of termination due to disability, Qualified RSUs will remain outstanding and continue to vest on the applicable vesting date. Notwithstanding any provision of the 2008 Plan, no dividends or dividend equivalents may be paid in respect of Qualified RSUs prior to the vesting date. We currently expect that Qualified RSUs that would be issued under the French Sub-plan would be subject to (i) a two-year vesting period and (ii) a subsequent two-year holding period that would take effect immediately following the vesting date, during which the recipient would be prohibited from directly or indirectly transferring or disposing of the Class A common stock delivered on the vesting date.

Eligible Participants

Employees of Lazard and its subsidiaries in France and directors of a Lazard subsidiary with a management function in France are eligible to receive Qualified RSUs under the French

Sub-plan. Any individual who owns, directly or indirectly, stock representing more than 10% of the total combined voting power or value of all classes of our stock is not eligible for grants under the French Sub-plan. Moreover, a grant of Qualified RSUs shall not result in any individual holding (upon settlement of such Qualified RSUs) more than 10% of our issued and outstanding stock. As of March 2, 2016, approximately 120 employees would qualify for grants under the French Sub-plan.

Expiration of the French Sub-plan

Awards may be granted under the 2008 Plan until May 5, 2018. Qualified RSUs may be granted under the French Sub-plan until the termination of the 2008 Plan.

Material Tax Consequences of the French Sub-plan

If the French Sub-plan is approved by our shareholders and the Qualified RSUs qualify under the Macron Law, upon vesting of the Qualified RSUs, the Company will be subject to a favorable 20% social security contribution rate on the value of the shares issued upon vesting of the Qualified RSUs, due in the month following the vesting. Additionally, pursuant to the Macron Law, recipients of Qualified RSUs will not be taxed upon vesting of the shares of our Class A common stock issued to them. Instead, recipients will be taxed only upon the sale of such shares and, at that time, the full value of the shares will be subject to capital gains tax rates (as opposed to ordinary income tax rates, which apply, upon vesting, to the value of the shares issued that are not Qualified RSUs under the Macron Law). Based on current tax laws, capital gains rates are 50% lower than ordinary income tax rates, if the shares are held for at least two years, and 65% lower than ordinary income tax rates, if the shares are held for more than eight years.

In the event that the French Sub-plan is not approved by our shareholders, the Company will continue to be subject to the ordinary social security contribution rates applicable to salaries and other wages (which rates range from 28% to 54%), and recipients of RSUs (who would otherwise be eligible to receive Qualified RSUs) will be subject to ordinary income tax rates of up to 45%, upon vesting, on the value of the shares issued to them.

The tax consequences of participating in the French Sub-plan may vary with respect to individual situations and it should be noted that income tax laws, regulations and interpretations thereof change frequently. Participants should rely upon their own tax advisors for advice concerning the specific tax consequences applicable to them, including the applicability and effect of state, local and foreign tax laws.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding securities issued under the 2008 Plan and Lazard Ltd’s 2005 Equity Incentive Plan, or the 2005 Plan.

	Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in the Second Column)
Equity compensation plans approved by security holders	2008 Incentive Compensation Plan(1)	11,604,699	(4)	27,325,128
Equity compensation plans not approved by security holders	2005 Equity Incentive Plan(2)	40,405(3)	(4)	—

Total		11,645,104(3)		27,325,128

(1)

Our 2008 Plan was approved by the stockholders of Lazard Ltd on May 6, 2008. The number of shares of our Class A common stock available for issuance under the 2008 Plan is determined by a formula, which generally provides that the aggregate number of shares subject to outstanding awards under the 2008 Plan may not exceed 30% of the aggregate number of then-outstanding shares of our Class A common stock.

(2)

Our 2005 Plan was established prior to our equity public offering in May 2005 and, as a result, did not require approval by security holders. The 2005 Plan expired in the second quarter of 2015, although awards granted under the 2005 Plan remain outstanding and continue to be subject to its terms.

(3)

Represents outstanding stock unit awards, after giving effect to forfeitures, as of December 31, 2015. As of that date, the only grants made under the 2008 Plan and the 2005 Plan have been in the form of stock unit awards and restricted stock awards. See Note 14 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2015 for a description of the plans.

(4)

Each restricted stock unit awarded under the 2008 Plan and 2005 Plan was granted at no cost to the persons receiving them and represents the contingent right to receive the equivalent number of shares of Class A common stock. PRSUs awarded are based on the achievement of performance criteria and the number of shares of Class A common stock that may be received generally can range from zero to two times the target number.

(5)	Gives effect to the number of securities remaining available for future issuance, after considering the impact of vested RSUs that will not be delivered as a result of withholding taxes.

ITEM 4

RATIFICATION OF THE APPOINTMENT OF DELOITTE &

TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2016

The Audit Committee has recommended the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2016 fiscal year, subject to shareholder ratification. Deloitte & Touche LLP will audit our consolidated financial statements for fiscal 2016 and perform other services. Deloitte & Touche LLP acted as Lazard’s independent registered public accounting firm for the year ended December 31, 2015 and has acted in such capacity since 2001. In addition to this appointment, shareholders are requested to authorize the Board of Directors, acting by the Audit Committee, to set the remuneration for Deloitte & Touche LLP for their audit of the Company for the year ended December 31, 2016. A Deloitte & Touche LLP representative will be present at the meeting, and will have an opportunity to make a statement and to answer your questions.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board recommends you vote FOR this proposal. If a majority of the votes cast on this matter are not cast in favor of the ratification of the appointment of Deloitte & Touche LLP, the Board of Directors, in its discretion, may select another independent auditor as soon as possible.

Unless otherwise directed in the proxy, the persons named in the proxy will vote FOR the ratification of Deloitte & Touche LLP.

FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended December 31, 2015 and 2014, fees for services provided by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates were as follows (in thousands of dollars):

Fees	2015	2014
Audit Fees for the audit of Lazard’s annual financial statements, the audit of the effectiveness of Lazard’s internal control over financial reporting and reviews of the financial statements included in Lazard’s quarterly reports on Form 10-Q, including services in connection with statutory and regulatory filings or engagements	$7,494	$7,216
Audit-Related Fees, including fees for audits of employee benefit plans, computer and control-related attest services, agreed-upon procedures, regulatory and compliance reviews, fund audits and other accounting research services	$1,141	$1,319
Tax Fees for tax advisory and compliance services not related to the audit	$647	$751
All Other Fees (1)	$350	$175

(1)

Represents fees for certain consulting services and, during 2015, cyber security awareness training services, that were provided to the Company by affiliates of Deloitte & Touche LLP and that were unrelated to the audit, audit-related and tax services described above.

The Audit Committee has adopted a policy regarding pre-approval of audit and non-audit services provided by Deloitte & Touche LLP to the Company and its subsidiaries. The policy provides the guidelines necessary to adhere to Lazard’s commitment to auditor independence and compliance with relevant laws, regulations and guidelines relating to auditor independence. The policy sets forth four categories of permitted services (Audit, Audit-Related, Tax and Other), listing the types of permitted services in each category. All of the permitted services require pre-approval by the Audit Committee. In lieu of Audit Committee pre-approval on an engagement-by-engagement basis, each category of permitted services, with reasonable detail as to the types of services contemplated, is pre-approved as part of the annual budget approval by the Audit Committee. Permitted services not contemplated during the budget process must be presented to the Audit Committee for approval prior to the commencement of the relevant engagement. The Audit Committee chair, or, if he is not available, any other member of the Audit Committee, may grant approval for any such engagement if approval is required prior to the next scheduled meeting of the Audit Committee. All of the fees paid to Deloitte & Touche LLP in 2015 were pre-approved in accordance with these procedures, and there were no services for which the de minimis exception permitted in certain circumstances under SEC rules was utilized.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Committee operates pursuant to a charter approved by our Board of Directors. Management is responsible for the Company’s financial statements, the overall reporting process and the system of internal controls, including internal control over financial reporting. The independent registered public accounting firm, or the independent auditor, is responsible for conducting annual audits and quarterly reviews of the Company’s financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles in the United States of America, as well as an opinion regarding the Company’s internal control over financial reporting.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements as of and for the year ended December 31, 2015 with management and the independent auditor. The Committee has also discussed with the independent auditor the matters required to be discussed by Public Company Accounting Oversight Board, or PCAOB, AU Section 380, Communication with Audit Committees. Finally, the Committee has received the written disclosures and the letter from the independent auditor required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, has considered whether the provision of other non-audit services by the independent auditor to the Company is compatible with maintaining the independent auditor’s independence and has discussed with the independent auditor the independent auditor’s independence.

It is not the duty or responsibility of the Committee to conduct auditing or accounting reviews or procedures. In performing their oversight responsibility, members of the Committee rely without independent verification on the information provided to them, and on the representations made, by management and the independent auditor. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the financial statements are presented in accordance with generally accepted accounting principles.

Based upon the review and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in the Committee charter, the Committee recommended to our Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 to be filed with the Securities and Exchange Commission.

Dated as of February 23, 2016

Audit Committee

Andrew M. Alper (Chair), Steven J. Heyer, Philip A. Laskawy and Hal S. Scott

ITEM 5

CONSIDERATION OF NON-BINDING SHAREHOLDER PROPOSAL

In accordance with SEC rules, we have set forth below a non-binding shareholder proposal, along with the supporting statement of the shareholder proponent, for which we and our Board accept no responsibility. The non-binding shareholder proposal is required to be voted on at our annual meeting only if properly presented at our annual meeting. As explained below, our Board unanimously recommends that you vote AGAINST the non-binding shareholder proposal.

The AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C., 20006, beneficial owner of 102 shares of Class A common stock, is the proponent of the following non-binding shareholder proposal. The AFL-CIO Reserve Fund has advised us that it intends to present the non-binding proposal at our annual meeting.

Shareholder Proponent’s Proposal

RESOLVED: Shareholders of Lazard Ltd (the “Company”) request that the Board of Directors adopt a policy prohibiting the vesting of equity-based awards for senior executives due to a voluntary resignation to enter government service (a “Government Service Golden Parachute”).

For purposes of this resolution, “equity-based awards” include stock options, restricted stock and other stock awards granted under an equity incentive plan. “Government service” includes employment with any U.S. federal, state or local government, any supranational or international organization, any self-regulatory organization, or any agency or instrumentality of any such government or organization, or any electoral campaign for public office.

This policy shall be implemented so as not to violate existing contractual obligations or the terms of any compensation or benefit plan currently in existence on the date this proposal is adopted, and it shall apply only to equity awards or plan amendments that shareholders approve after the date of the 2016 annual meeting.

Shareholder Proponent’s Supporting Statement

SUPPORTING STATEMENT:

Our Company’s 2008 Incentive Compensation Plan gives the Compensation Committee complete discretion to accelerate the vesting of equity-based awards of executives after their voluntary resignation of employment from the Company to pursue a career in government service. In other words, our Company gives a “golden parachute” for entering government service. For example, Antonio Weiss, our Company’s former Global Head of Investment Banking, received the acceleration of equity awards valued at between $6 million and $30 million when he resigned to join the federal government as Counselor to the Treasury Secretary in 2014.

At most companies, equity-based awards vest over a period of time to compensate executives for their labor during the commensurate period. If an executive voluntarily resigns before the vesting criteria are satisfied, unvested awards are usually forfeited. While government service is commendable, we question the practice of our Company providing accelerated vesting of equity-based awards to executives who voluntarily resign to enter government service.

The vesting of equity-based awards over a period of time is a powerful tool for companies to attract and retain talented employees. But contrary to this goal, our Company’s equity incentive compensation plan’s award gives directors discretion to provide for the vesting of equity awards for executives who voluntarily resign to pursue a government service career (subject to certain conditions).

We believe that compensation plans should align the interests of senior executives with the long-term interests of the Company. We oppose compensation plans that provide windfalls to executives that are unrelated to their performance. For these reasons, we question how our Company benefits from providing Government Service Golden Parachutes. Surely our Company does not expect to receive favorable treatment from its former executives?

For these reasons, we urge shareholders to vote FOR this proposal.

The supporting statement set forth above, including the final sentence of the statement, was provided by the shareholder proponent and does not reflect the Board’s recommendation regarding the proposal.

BOARD OF DIRECTORS’ RECOMMENDATION

The Board unanimously recommends a vote AGAINST this proposal. Unless otherwise directed in the proxy, the persons named in the proxy will vote AGAINST this proposal.

The AFL-CIO Reserve Fund (the “AFL-CIO”) is the beneficial owner of 0.00008% of our Company’s common stock and has submitted this proposal for consideration at the meeting. The AFL-CIO also has submitted similar proposals to at least five other major financial services companies in connection with their 2016 annual meetings of shareholders.

We do not believe that the AFL-CIO’s proposed policy would be in the best interests of our Company or our shareholders.

We believe that the AFL-CIO’s proposed policy would encumber our ability to retain, attract and motivate some of the most highly valuable individuals available to us, resulting in a substantial competitive disadvantage to our Company.

The Compensation Committee has been entrusted by our Board of Directors and our shareholders to ultimately determine our compensation policies, including the circumstances under which it would be in the best interests of our Company and our shareholders to accelerate the vesting of an outstanding equity award. We believe that the Compensation Committee should continue to be so entrusted, including in the limited number of cases involving individuals who pursue government service.

In its supporting statement, the AFL-CIO questions how our Company would benefit from a decision by our Compensation Committee to accelerate the vesting of an outstanding equity award for an individual that pursues government service.

•

We are an intellectual capital firm, solely reliant on individuals, not a balance sheet. The retention, attraction and motivation of talented individuals are cornerstones of our Company and our compensation philosophy, and we must pursue these goals to remain competitive.

•	We believe that our people are our most important asset, and it is their reputation, talent, integrity and dedication that underpin our success.

•

Lazard fosters a strong culture of public service, and in our 168-year history some of our most valuable professionals have at various times left the Company to serve their countries and communities, often to make a lasting impact. We are proud of these individuals and their civic contributions, and we believe they have contributed to the success and invaluable reputation of the Company, which allows us to continue to attract and retain valuable professionals.

•

Our Company’s success depends upon our ability to retain, attract and motivate individuals, including prominent individuals who may wish to contribute to their countries and communities at some point by entering or returning to government service after leaving Lazard.

•

Equity compensation awards generally represent deferred compensation for services that have already been provided to our Company at the time of grant. The AFL-CIO’s policy, if implemented, could cause a highly valuable and civic-minded individual to reconsider joining, or remaining employed by, our Company. Such an individual could be dissuaded by the blanket prohibition on the accelerated vesting of any portion of the individual’s equity awards upon a resignation of employment to enter government service, and accordingly might seek employment with one of our competitors that is not burdened by such a blanket prohibition.

•

In short, we believe that the AFL-CIO’s proposed policy would encumber our ability to retain, attract and motivate some of the most highly valuable individuals available to us, resulting in a substantial competitive disadvantage to our Company. We do not believe that this would be in the best interests of our Company or our shareholders.

•

We believe that the Compensation Committee should continue to be entrusted to make determinations that fundamentally impact our ability to retain, attract and motivate our Company’s most important asset – our people – who, in turn, drive our Company’s success.

•

The Compensation Committee has been entrusted to oversee our firm-wide compensation programs and to administer our 2008 Plan. This responsibility involved the oversight of over $1.3 billion of compensation and benefits expense in 2015.

•

We believe that the Compensation Committee should continue to be entrusted to determine the circumstances under which it would be in the best interests of our Company and our shareholders to accelerate the vesting of an outstanding equity award. This could include situations where such acceleration may eliminate impermissible conflicts of interest for individuals who wish to pursue government, community, charitable or philanthropic service.

•

The Company has only permitted the accelerated vesting of equity-based compensation awards for an individual who has voluntarily resigned in order to pursue government service on a very limited number of occasions, and none of our employees, including our senior executives, is contractually entitled to any such accelerated vesting.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR THE 2017

ANNUAL GENERAL MEETING

Proxy Statement Proposals. Under the rules of the SEC, proposals that shareholders seek to have included in the proxy statement for our next annual general meeting of shareholders must be received by the Secretary of the Company not later than November 14, 2016.

Other Proposals and Nominations. Our Bye-laws govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at a meeting of shareholders, but which are not included in the Company’s proxy statement for that meeting. Under our Bye-laws, nominations for director or other business proposals to be addressed at our next annual general meeting may be made by a shareholder entitled to vote who has delivered a notice to the Secretary of the Company no later than the close of business on January 19, 2017, and not earlier than December 20, 2016. The notice must contain the information required by the Bye-laws.

These advance notice provisions are in addition to, and separate from, the requirements that a shareholder must meet in order to have a proposal included in the proxy statement under the rules of the SEC.

A proxy granted by a shareholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice Bye-law provisions, subject to applicable rules of the SEC.

Annex A

LAZARD LTD

STANDARDS OF DIRECTOR INDEPENDENCE

The Board has established these guidelines to assist it in determining whether or not directors qualify as “independent” pursuant to the guidelines and requirements set forth in the New York Stock Exchange’s Corporate Governance Rules. In each case, the Board will broadly consider all relevant facts and circumstances and shall apply the following standards (in accordance with the guidance, and subject to the exceptions, provided by the New York Stock Exchange in its Commentary to its Corporate Governance Rules):

1. Employment and commercial relationships affecting independence.

A. Current Relationships. A director will not be independent if: (i) the director is a current partner or current employee of Lazard’s internal or external auditor; (ii) an immediate family member of the director is a current partner of Lazard’s internal or external auditor; (iii) an immediate family member of the director is (a) a current employee of Lazard’s internal or external auditor and (b) participates in the internal or external auditor’s audit, assurance or tax compliance (but not tax planning) practice; (iv) the director is a current employee, or an immediate family member of the director is a current executive officer, of an entity that has made payments to, or received payments from, Lazard for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or (v) an immediate family member of the director is currently an executive officer of Lazard.

B. Relationships within Preceding Three Years. A director will not be independent if, within the preceding three years: (i) the director is or was an employee of Lazard; (ii) an immediate family member of the director is or was an executive officer of Lazard; (iii) the director or an immediate family member of the director (a) was (but no longer is) a partner or employee of Lazard’s internal or external auditor and (b) personally worked on Lazard’s audit within that time; (iv) the director or an immediate family member of the director received more than $100,000 in direct compensation in any twelve-month period from Lazard, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); or (v) a present Lazard executive officer is or was on the Compensation Committee of the Board of Directors of a company that concurrently employed the Lazard director or an immediate family member of the director as an executive officer.

2. Relationships not deemed material for purposes of director independence.

In addition to the provisions of Section 1 above, each of which must be fully satisfied with respect to each independent director, the Board must affirmatively determine that the director has no material relationship with Lazard. To assist the Board in this determination, and as permitted by the New York Stock Exchange’s Corporate Governance Rules, the Board has adopted the following categorical standards of relationships that are not considered material for purposes of determining a director’s independence. Any determination of independence

A-1

for a director that does not meet these categorical standards will be based upon all relevant facts and circumstances and the Board shall disclose the basis for such determination in the Company’s proxy statement.

A. Equity Ownership. A relationship arising solely from a director’s ownership of an equity or limited partnership interest in a party that engages in a transaction with Lazard, so long as such director’s ownership interest does not exceed 5% of the total equity or partnership interests in that other party.

B. Director Status. A relationship arising solely from a director’s position as (i) director or advisory director (or similar position) of another company or for-profit corporation or organization that engages in a transaction with Lazard or (ii) director or trustee (or similar position) of a tax exempt organization that engages in a transaction with Lazard (other than a charitable contribution to that organization by Lazard).

C. Ordinary Course. A relationship arising solely from financial services transactions between Lazard and a company of which a director is an executive officer, employee or owner of 5% or more of the equity of that company, if such transactions are made in the ordinary course of business and on terms and conditions and under circumstances that are substantially similar to those prevailing at the time for companies with which Lazard has a comparable relationship and that do not have a director of Lazard serving as an executive officer.

D. Indebtedness. A relationship arising solely from a director’s status as an executive officer, employee or owner of 5% or more of the equity of a company to which Lazard is indebted at the end of Lazard’s preceding fiscal year, so long as the aggregate amount of the indebtedness of Lazard to such company is not in excess of 5% of Lazard’s total consolidated assets at the end of Lazard’s preceding fiscal year.

E. Charitable Contributions. The director serves as an officer, employee, director or trustee of a tax exempt organization, and the discretionary charitable contributions by Lazard to the organization are less than the greater of $1 million or 2% of the organization’s aggregate annual charitable receipts during the organization’s preceding fiscal year.

F. Personal Relationships. The director receives products or services (e.g., investment products or investment management services) from Lazard in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable products or services provided to unaffiliated third parties.

G. Other. Any other relationship or transaction that is not covered by any of the standards listed above and in which the amount involved does not exceed $10,000 in any fiscal year shall not be deemed a material relationship or transaction that would cause a director not to be independent.

A-2

Annex B

LAZARD LTD 2008 INCENTIVE COMPENSATION PLAN

2016 FRENCH SUB-PLAN

Lazard Ltd (the “Company”) has established the Lazard Ltd 2008 Incentive Compensation Plan (the “2008 Plan”) under which Stock Units (as defined in Section 1 below) may be granted to eligible individuals, including individuals who are tax residents of France (each, a “French Taxpayer”).

In accordance with the French law dated August 6, 2015 n°2015-990 (the “Macron Law”), the Company’s shareholders may vote to approve this 2016 French Sub-Plan (the “2016 French Sub-Plan”) as of their meeting of April 19, 2016. This 2016 French Sub-Plan contains certain terms of Stock Units intended to qualify for the specific French tax and social security treatment applicable to shares awarded to French Taxpayers who meet the criteria set forth in Section 2 below (“French Qualifying Participants”) at no cost (i.e., actions attribuées gratuitement) under Articles L. 225-197-1 to L. 225-197-6 of the French Commercial Code, 80 quaterdecies of the French Tax Code and L. 242-1, L. 137-13 and L. 137-14 of the French Social Security Code, as amended from time to time, including pursuant to the Macron Law (“Qualified Stock Units”). Except as expressly provided below, the terms of the 2008 Plan shall constitute the terms of the 2016 French Sub-Plan.

1.	Maximum Number of Shares.

Awards under the 2016 French Sub-Plan shall be granted in the form of stock units (“Stock Units”), which represent an unfunded and unsecured promise to deliver shares of the Company’s Class A common stock (“Shares”) (or any other shares of common stock into which Shares may be converted, in accordance with the 2008 Plan) in accordance with the terms of the applicable award agreement evidencing the grant of Stock Units (the “Stock Unit Agreement”). The number of Qualified Stock Units that may be granted under this 2016 French Sub-Plan will not exceed the lesser of (a) the number permitted under the 2008 Plan and (b) the number permitted under applicable French law (it being understood that, pursuant to French law, such number shall at no time exceed 10% of the then issued and outstanding share capital of the Company, taking into account the Qualified Stock Units subject to such contemplated grant plus those then outstanding under this 2016 French Sub-Plan and any previous French sub-plan).

2.	Eligibility.

Qualified Stock Units may only be granted under the 2016 French Sub-Plan to a French Taxpayer, and may not be granted to any individual unless he/she either is: (i) employed in France by the Company or by a company that is a subsidiary of the Company, as defined in Article 225-197-2 of the French “Code de Commerce” (a “Subsidiary”), or (ii) a director of a Subsidiary in France with a management function, as defined in Article 225-197-1 of the French “Code de Commerce”. Notwithstanding the foregoing, a grant of Qualified Stock Units may not be made to any individual who owns (or would, upon settlement of such Qualified Stock Units, own) more than 10% of the issued and outstanding share capital of the Company.

3.	Conditions of the Qualified Stock Units.

(a)        Vesting. Qualified Stock Units shall vest as provided for in the applicable Stock Unit Agreement.

(b)        Settlement. Payment of vested Qualified Stock Units shall only be made in Shares and as provided for in the applicable Stock Unit Agreement.

(c)        Holding. The Shares related to a Qualified Stock Unit may be subject to a mandatory holding period as provided in the applicable Stock Unit Agreement.

(d)        Delivery. Notwithstanding any earlier vesting date of the Qualified Stock Units, under no circumstances, except in the case of a French Qualifying Participant’s death as provided in Section 3(e) below, shall the delivery of the Shares related to a Qualified Stock Unit occur prior to: (x) if the relevant Stock Unit Agreement provides for a holding period of the Shares of at least one year, the first anniversary of the grant date, or (y) if no such holding period is provided for in the relevant Stock Unit Agreement, the second anniversary of the grant date.

(e)        Acceleration on Death; Disability. Upon termination of employment from the Company by reason of a French Qualifying Participant’s death, all Qualified Stock Units that are not vested at that time immediately will become vested in full, and the Company shall issue the underlying Shares to the French Qualifying Participant’s heirs, at their request, within six months following such death. Upon termination of employment from the Company by reason of a French Qualifying Participant’s disability (as determined in accordance with paragraphs 2 and 3 under Section L. 341-4 of the French Social Security Code (“Disability”)), all Qualified Stock Units shall remain outstanding and continue to vest on the vesting date. Upon termination of employment from the Company by reason of a French Qualifying Participant’s death or Disability, the French Qualifying Participant or his or her heirs, as applicable, shall not be subject to the restriction on the transfer of Shares that would otherwise apply pursuant to article L.225-197-1, I, of the French Commercial Code.

4.	Non-Transferability of Qualified Stock Units.

Except for Shares received upon settlement upon the French Qualifying Participant’s death, the Qualified Stock Units shall not be transferable by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

5.	Adjustments in Connection with Certain Corporate Events.

The Company, at its discretion, may make adjustments in the case of a corporate transaction for which adjustments are not authorized under French law, in which case the Stock Units may no longer qualify as Qualified Stock Units.

6.	No Dividend.

Notwithstanding any provision of the 2008 Plan or any Stock Unit Agreement, no dividend or dividend equivalent payments or other payments will be made in respect of the Qualified Stock Units prior to the vesting date.

7.	Effective Date; Term.

This 2016 French Sub-Plan shall be effective as of April 19, 2016 (subject to approval on such date by the Company’s shareholders), and shall remain effective through the date of termination or expiration of the 2008 Plan.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on April 18, 2016.

Vote by Internet • Go to www.investorvote.com/LAZ • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote “FOR ALL” the nominees with respect to the election of directors, “FOR” Items 2, 3 and 4,
		and “AGAINST” Item 5.					+
1.	Election of Directors to Lazard Ltd’s Board of Directors.
Nominees:
		01 - Richard N. Haass		02 - Jane L. Mendillo		03 - Richard D. Parsons

	☐	Mark here to vote “FOR ALL” nominees	☐	Mark here to WITHHOLD vote from all nominees	☐	For All EXCEPT - To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		For	Against	Abstain		For	Against	Abstain
2.	Non-binding advisory vote regarding executive compensation.	☐	☐	☐

4. Ratification of appointment of Deloitte & Touche LLP as Lazard Ltd’s independent registered public accounting firm for 2016 and authorization of Lazard Ltd’s Board of Directors, acting by the Audit Committee, to set their remuneration.

						☐	☐	☐
		For	Against	Abstain		For	Against	Abstain
3.	Approval of the Lazard Ltd 2016 French Sub-plan.	☐	☐	☐	5. Consideration of the non-binding shareholder proposal set forth in the Proxy Statement (if properly presented at the meeting).	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print your new address below.		Comments — Please print your comments below.	Meeting Attendance
			Mark the box to the right	☐
if you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as your name or names appear above. For joint accounts, each owner should sign. If signing for a corporation or partnership or as agent, attorney or fiduciary, indicate capacity in which you are signing.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

                    02AVMB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — LAZARD LTD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS

The undersigned hereby appoints Kenneth M. Jacobs, Scott D. Hoffman and Alexander F. Stern as proxies (each with power to act alone and with the power of substitution) of the undersigned to vote all shares which the undersigned would be entitled to vote at the Annual General Meeting of Shareholders of Lazard Ltd to be held on April 19, 2016 at 5:30 p.m. Bermuda time (4:30 p.m. Eastern Daylight Time), at the Elbow Beach Hotel, 60 South Shore Road, Paget PG04, Bermuda, and at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, IT WILL BE VOTED “FOR ALL” WITH RESPECT TO ITEM 1, “FOR” ITEMS 2, 3 AND 4, AND “AGAINST” ITEM 5. THE PROXY HOLDERS ARE ALSO AUTHORIZED TO VOTE UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF, UTILIZING THEIR OWN DISCRETION AS SET FORTH IN THE NOTICE OF 2016 ANNUAL GENERAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT.

Important Notice Regarding the Availability of Proxy Materials for the 2016 Annual General Meeting of Shareholders:

The Notice of Annual Meeting, Proxy Statement and 2015 Annual Report can be viewed at our website at www.lazard.com/investorrelations/

(Continued and to be marked, dated and signed, on the other side)